UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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600 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2018

Notice is hereby given that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 3, 2018, at 8:00 a.m. local time at the Company’s headquarters at 600 Unicorn Park Drive, Woburn, MA 01801 for the following purposes:

1. To elect three Class III directors nominated by the board of directors to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2. To hold an advisory vote to approve the compensation of the Company’s named executive officers; and

3. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 26, 2018 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.001 per share, at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You must bring to the Annual Meeting picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors,

Janet M. Dunlap
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Woburn, Massachusetts
April 5, 2018

Questions and Answers about Our Annual Meeting

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), for use at the Company’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and form of proxy will be made available to stockholders on or about April 5, 2018.

When and where is the Annual Meeting?

Time:	8:00 a.m. Eastern
Date:	Thursday, May 3, 2018
Location:	Company Headquarters 600 Unicorn Park Drive Woburn, MA 01801

Who can vote?

Stockholders of record as of March 26, 2018 (our “Record Date”) are entitled to vote. As of our Record Date, there were 42,151,830 shares of our common stock (the “Common Stock”) entitled to vote. Each share of our Common Stock is entitled to one vote for each Nominee (as defined herein) and one vote for each Proposal.

How many shares must be present to conduct the Annual Meeting?

The presence at the meeting in person or by proxy of holders of shares representing a majority of all the votes entitled to be cast at the meeting, or 21,075,915 voting shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares of our Common Stock are held. If your shares are registered directly in your name with Computershare Investor Services, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, Scott Landers and Anthony Callini, or each of them, each with the power of substitution, the authority to vote your shares in the manner you indicate on your proxy card.

How do I vote my shares?

If you are a stockholder of record, you have several choices. You can indicate your vote and designate your proxy:

•	Via the Internet;

•	By telephone; or

•	By mailing your enclosed proxy card.

Note that votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 2, 2018. Please refer to the specific instructions on the printed proxy card. If you hold your shares in street name, your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares. If you return a properly signed proxy card but do not mark your vote on any matter, your shares will be voted FOR the Nominees and Proposals set forth on the proxy card.

Why did I receive more than one Proxy Statement and proxy card?

You will receive multiple Proxy Statements and proxy cards if you hold your shares in different ways (for example, by joint tenancy, in a trust, in a custodial account) or in multiple accounts. If your shares are held in street name, you will receive your proxy card or other voting information from your broker and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive. To request that only one copy of any of these materials be mailed to your household, please contact your broker.

Can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Annual Meeting. You must bring to the Annual Meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting. Please note that even if you plan to attend the Annual Meeting, we recommend that you vote using the enclosed proxy card in advance, to ensure that your shares will be represented.

What is a broker non-vote?

A “broker non-vote” refers to a share of our Common Stock represented at the Annual Meeting that is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and where the broker or nominee does not have discretionary power to vote. If you hold shares of our Common Stock in street name, you must provide written instructions on how you want your shares to be voted on each Proposal. If you do not provide voting instructions and the Proposal is considered a non-routine matter, then your shares will not be voted. Please note that Proposal One – Election of Directors and Proposal Two – Advisory Vote on Executive Compensation are considered a non-routine matters, so it is very important that you provide written instructions on each Proposal if you want your vote to be counted.

What Proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?

The following is a summary of the Proposals being voted on at the Annual Meeting and the recommendations of the Board:

Proposal Number and Subject	Description	Board Recommendation
Proposal One – Election of Directors	We are asking our stockholders to re-elect Scott E. Landers, Pamela F. Lenehan, and Timothy B. Yeaton (the “Nominees”), each as a Class III director, each for a three-year term.	The Board recommends you vote FOR the election of each Nominee.

Proposal Two – Advisory Vote on Executive Compensation	We are asking our stockholders, in an advisory, non-binding vote, to approve the compensation of the Company’s named executive officers.	The Board recommends you vote FOR the approval of the compensation of the Company’s named executive officers.

What vote is required to approve each Proposal?

To approve each of the Proposals, the following votes are required from our stockholders:

Proposal Number and Subject	Vote Required	Impact of Abstentions and Broker Non-Votes
Proposal One – Election of Directors	In uncontested elections, our directors are elected by a majority of the shares voted, which means that each Nominee receiving more for votes than against votes will be elected.	Abstentions and broker non-votes will not count as votes cast on Proposal One and will not affect the outcome of the vote.

Proposal Two – Advisory Vote on Executive Compensation	We will consider stockholders to have approved the Company’s executive compensation if the majority of votes are cast for Proposal Two.	Abstentions and broker non-votes will not count as votes cast on Proposal Two and will not affect the outcome of the vote.

What happens if additional matters are presented at the Annual Meeting?

As of the filing date of this Proxy Statement, we know of no other matters other than the items of business described herein which can be considered at the Annual Meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Can I change my vote after I have mailed my proxy card?

You may revoke your proxy by doing one of the following:

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included on the proxy card(s);

•	By attending the Annual Meeting and voting your shares in person; or

•	By sending a written notice of revocation to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, MA 01801

Please note that your written revocation stating that you revoke your proxy must be received by our corporate secretary prior to the Annual Meeting.

Who pays the cost of this proxy solicitation?

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers, and employees of the Company may also solicit proxies personally or by telephone without additional compensation. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners. The Company will reimburse holders for their reasonable expenses. Further, we have retained Innisfree M&A Inc. to aid in soliciting proxies and advise on certain matters relating to our Annual Meeting for a fee estimated not to exceed $50,000 plus reasonable out-of-pocket expenses.

How do I make a proposal for consideration at next year’s annual meeting of stockholders?

Stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy statement and form of proxy for the 2019 annual meeting of stockholders must be received by the Company by December 6, 2018. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission (the “SEC”) in order to be included in our proxy statement and form of proxy.

In accordance with our current by-laws, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2019 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal offices of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on January 3, 2019, nor later than the close of business on February 2, 2019. You may contact the Company’s corporate secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any proposals should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The Company’s Annual Report, including financial statements for the year ended December 31, 2017, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material, even when we specifically refer to the Annual Report on Form 10-K in this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K filed with the SEC, including all exhibits to the Annual Report, may be obtained free of charge by writing to:

Monotype Imaging Holdings Inc.

Attention: Investor Relations

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The Annual Report can also be viewed and/or downloaded from the Company’s website at http://ir.monotype.com/. The information contained on, or connected to, our website is not incorporated herein by reference.

Security Ownership Guidelines, Beneficial Ownership, and Section 16(a) Reporting Compliance

Security Ownership Guidelines and Anti-Hedging Policy

Our Board believes that security ownership by the Board and our chief executive officer ( our “CEO”) is important to align their interests with the interests of our stockholders and to further demonstrate to the investing public and our employees the Board’s and CEO’s commitment to our Company. Accordingly, we maintain stock ownership guidelines for both our non-employee directors and our CEO, which we make available on our website at http://ir.monotype.com/.

Our director stock ownership requirements state that any non-employee director who has served on our Board for at least three years is required to beneficially own a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock with a dollar value at least equal to five times the Board’s annual cash retainer on the measurement date, which is December 31 of their current service year. As of December 31, 2017, all non-employee directors met the requirements.

Our CEO is subject to equity ownership guidelines that, beginning four years after the later of the adoption of the guidelines and the first date he was employed as the Company’s CEO, require him to hold a combination of shares of our Common Stock, vested stock options, and unvested shares of restricted stock with an aggregate value at least equal to three times his base salary on the measurement date. The measurement date is defined as the close of business on December 31 at the Company’s principal place of business. Our President and CEO, Scott Landers, was appointed to that position on January 1, 2016 and will become subject to these guidelines on January 1, 2020. However, as of December 31, 2017, Mr. Landers satisfied these ownership requirements.

We maintain an insider trading policy that prohibits all directors, officers and employees and their immediate family members from engaging in the following transactions relating to our securities or derivatives thereof: purchasing or selling puts or calls, short sales, trading during a standard quarterly or special blackout period and/or placing standing orders (other than under Company approved Rule 10b5-1 trading plans), and holding our securities or derivatives thereof in a margin account or pledging them.

Security Ownership of Certain Beneficial Owners

The beneficial ownership of entities known to the Company to directly or indirectly own more than five percent of our Common Stock as of December 31, 2017 can be found in the table below. This information is based on publicly available filings on Form 13G for the period ending December 31, 2017 and the percentage ownership calculations are based on 42,132,627 shares outstanding on March 9, 2018.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
BlackRock Inc.	5,274,954	12.5%
55 East 52nd Street New York, NY 10055
The Vanguard Group Inc.	3,741,940	8.9%
100 Vanguard Boulevard Malvern, PA 19355
RGM Capital	3,493,739	8.3%
9010 Strada Stell Court, Suite 105 Naples, FL 34109
Neuberger Berman Group LLC	3,231,051	7.7%
1290 Avenue of the Americas New York, NY 10104

Security Ownership of the Board and Management

The beneficial ownership of the Company’s Common Stock of all current directors and executive officers, both individually and as a group, is listed in the table below. This information is based on written representations made by each director and executive officer and the percentage ownership calculations are based on 42,132,627 shares outstanding on March 9, 2018.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent
Scott E. Landers (2)	363,817	*
Anthony Callini	76,916	*
Janet M. Dunlap (3) +	166,595	*
Steven R. Martin (4) +	241,123	*
Benjamin W.L. Semmes III (5) +	218,502	*
Brett S. Zucker (6) +	103,163	*
Robert L. Lentz	46,280	*
Eileen A. Campbell (7)	0	*
Gay W. Gaddis	23,980	*
Roger J. Heinen Jr.	26,140	*
Pamela F. Lenehan (8)	79,920	*
Douglas J. Shaw	23,905	*
Peter J. Simone	32,554	*
Denise F. Warren (9)	0	*
Timothy B. Yeaton	34,554	*
All executive officers and directors as a group (15 persons) (10)	1,437,449	3.4%

*	Represents less than 1% of the outstanding shares of our Common Stock.
+	The executive officer has an active 10b5-1 trading plan as of the date of this Proxy Statement.
(1)	The total number of shares beneficially owned for each individual named above includes options to purchase Common Stock held by the beneficial owner that are currently exercisable or will become exercisable within 60 days of March 9, 2018.
(2)	The amount includes 4,605 shares of stock indirectly held by Mr. Landers in his wife’s and children’s names and 63,181 shares subject to options.
(3)	The amount includes 36,703 shares subject to options.
(4)	The amount includes 117,831 shares subject to options.
(5)	The amount includes 12,564 shares of stock indirectly held by Mr. Semmes in a roll-over individual retirement account and 62,977 shares subject to options.
(6)	The amount includes 39,996 shares subject to options.
(7)	Does not include any initial equity grants made in connection with Ms. Campbell’s appointment to our Board on April 2, 2018.
(8)	The amount includes 2,000 shares of stock indirectly held by Ms. Lenehan in her spouse’s name.
(9)	Does not include any initial equity grants made in connection with Ms. Warren’s appointment to our Board on April 2, 2018.
(10)	The amount includes 320,692 shares subject to options and 19,169 shares indirectly held as noted above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file. The Company has received written representations from all directors and named executive officers that no other reports were required during the year ended December 31, 2017 and all filing requirements applicable to the Insiders were timely satisfied.

Proposal One - Election of Directors

The Board, upon the recommendation of its nominating and corporate governance committee, has nominated Scott E. Landers, Pamela F. Lenehan, and Timothy B. Yeaton, and recommends that they be re-elected to the Board, each as a Class III director, to serve until the 2021 annual meeting of stockholders and until each of their successors is duly elected and qualified and until each of their earlier resignation or removal. Ms. Lenehan and Messrs. Landers and Yeaton are currently Class III directors whose terms expire at this Annual Meeting. The Board anticipates that Ms. Lenehan and Messrs. Landers and Yeaton, if elected, will each serve as a director. Each Nominee has consented to be named in this Proxy Statement. This Proposal relates solely to the election of the Nominees and does not include any other matters including the election of directors nominated by any stockholder of the Company.

Proxies will be voted FOR the election of Ms. Lenehan and Messrs. Landers and Yeaton as Class III directors unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the election of the Nominees.

Recent Board and Governance Changes

On April 2, 2018 the Board expanded the number of directors from eight to ten and elected two additional directors to the Board, Eileen A. Campbell and Denise F. Warren, whose biographies appear in the section entitled “Biographical Information of our Current Non-Employee Directors.” In addition, the Board accepted the resignations of Robert L. Lentz, currently Chair of our Board, and Douglas J. Shaw, in each case effective immediately following the Annual Meeting, at which time the number of directors on our Board will be back to eight. Also immediately following the Annual Meeting, the following changes will be effective:

•	Upon her re-election as a director, Ms. Lenehan will become Chair of the Board for a three-year term ending immediately following the 2021 annual meeting of stockholders;

•	Roger J. Heinen, Jr. will become Chair of our Management Development and Compensation Committee;

•	Ms. Campbell will become a member of our Management Development and Compensation Committee; and

•	Ms. Warren will become a member of our Audit Committee.

Upon such changes, 90% of our Board will be comprised of independent directors (with our one non-independent director being our President and CEO, Scott E. Landers) and 50% of our directors will be women.

In addition, on February 14, 2018 our Board strengthened their ownership guidelines to increase the value of stock required to be held by each non-employee director from 3x annual cash retainer to 5x annual cash retainer.

Biographies, Skills, and Experience of our Board

Biographies of our Non-Employee Directors and Nominees

The following biographical information lists the names, ages as of January 31, 2018, positions within the Company, current term and class, and relevant experience for the last five years for each of our non-employee directors, including the Nominees, and is based on information that has been provided to us by our directors and the Nominees. There is no family relationship between any director, Nominee or executive officer of the Company. None of our directors has been convicted of a criminal offense in the past ten years.

Biographical Information of the 2018 Nominees (current term expires on the date of our Annual Meeting)

Scott E. Landers, 47	President and Chief Executive Officer Class III director since 2016
Mr. Landers has served as our President and CEO since 2016, served as our Interim Chief Financial Officer from October 2016 to January 2017, as our Chief Operating Officer, Chief Financial Officer, Assistant Secretary and Treasurer throughout 2015, and as our Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer from 2008 to 2015. Mr. Landers has been with Monotype since 2008. He has served as a member of the board of directors of Bridgeline Digital since January 2010, a member of its audit committee since February 2010 and its governance committee since May 2014. Mr. Landers holds a BA in accounting from Le Moyne College and an MBA from the College of Saint Rose.

Pamela F. Lenehan, 65	Chair, Management Development and Compensation Committee Member, Audit Committee Class III director since 2006

Immediately following our Annual Meeting, Ms. Lenehan will assume the role of Chair of our Board, and will step down as Chair of our Management Development and Compensation Committee and as a member of our Audit Committee.

Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy consulting firm, since June 2002. She has served on the board of directors of Civitas Solutions, Inc., a provider of services for individuals with intellectual and developmental disabilities and acquired brain injury, since December 2008, as a member of their audit committee since January 2009 and as audit committee Chair from January 2009 to January 2016, as a member of the compensation committee since October 2014, and presiding director since January 2016. She has served on the board of directors of American Superconductor Corporation, which offers technology and solutions for clean energy, since March 2011, as a member of their audit committee since March 2011 and as their audit committee Chair since August 2011. She formerly served on the board of directors and compensation committee for Spartech Corporation from December 2004 to March 2013, as Chair of their compensation committee from March 2007 to March 2013, and a member of their audit committee from January 2005 to March 2013 when it was acquired by PolyOne Corporation. She sits on the board of directors for the Center for Women and Enterprise, the National Association of Corporate Directors of New England and is the co-Chair of the Boston Chapter of Women Corporate Directors, each not-for-profit organizations. Ms. Lenehan holds an Executive Masters Professional Director Certification, Silver Level from the American College of Corporate Directors, a BA in mathematical economics from Brown University, and an MA in economics from Brown University.

Timothy B. Yeaton, 59	Chair, Nominating and Corporate Governance Committee Member, Management Development and Compensation Committee Class III director since 2012
Mr. Yeaton has served as the Executive Vice President and Chief Marketing Officer and previously as the Senior Vice President and Group Executive of the Infrastructure Business Group at Red Hat, Inc., a global leader in providing open source software solutions to the enterprise, since January 2014. Previously, Mr. Yeaton served as President and Chief Executive Officer of Black Duck Software from February 2009 to December 2013. He formerly served on the board of directors of Actuate Corporation from January 2011 to January 2015 when it was acquired by OpenText, and Black Duck Software from February 2009 to January 2016. Mr. Yeaton holds a BS in management from Roger Williams University and an MBA from Babson College.

Biographical Information of Our Non-Employee Directors

Eileen A. Campbell, 58	Class II director since 2018 Current term expires in 2020

Ms. Campbell joined our Board in April 2018. Immediately following our Annual Meeting, Ms. Campbell will become a member of our Management Development and Compensation Committee.

Ms. Campbell has served as the Founder of Womintuition, a consulting agency, since 2017. From 2013 to 2017, she served as Chief Marketing Officer for IMAX Corporation, one of the world’s leading entertainment technology companies specializing in immersive motion picture technologies. Prior to that, she served as Chief Executive Officer, North America at Millward Brown, a $1B research-based consultancy owned by WPP, from 2000 to 2013. Ms. Campbell serves on the board of the Committee of 200 (C200), a pre-eminent global women’s business organization, as Executive Chair of the Reid Campbell Group and on the board of advisors of Reimagine Group, each providers of market research services. From July 2014 to September 2015, she served the board of directors of Vision Critical, a provider of cloud-based customer intelligence platforms that allows companies to build engaged, secure communities of customers. Ms. Campbell holds a BS in economics and business administration from Heidelberg University.

Gay W. Gaddis, 60	Member, Management Development and Compensation Committee Member, Nominating and Corporate Governance Committee Class I director since 2014 Current term expires in 2019
Ms. Gaddis has served as Chief Executive Officer and Founder of T-3, a collaborative think tank that works with Fortune 500 and international companies to design technology-fueled digital marketing strategies, since 1989. She currently serves as Chair of the executive committee for the Texas Business Leadership Council, and as a member of the advisory board of Womensphere, and formerly served as Chair of the board of the Committee of 200 (C200), a pre-eminent global women’s business organization. Ms. Gaddis holds a BFA from the University of Texas at Austin.

Roger J. Heinen, Jr., 66	Member, Management Development and Compensation Committee Member, Audit Committee Class I director since 2006 Current term expires in 2019

Immediately following our Annual Meeting, Mr. Heinen will become the Chair of our Management Development and Compensation Committee.

Mr. Heinen served as Senior Vice President, Developer Division for Microsoft Corporation from 1993 to 1996 and as Senior Vice President, Software Division for Apple Computer from 1989 to 1993. He served on the board of directors of Progress Software Corporation from 1999 until 2009. Mr. Heinen holds a BS in computer science from Worcester Polytechnic Institute, an S.E.P. from Stanford University and a PhD, Hon. from Worcester Polytechnic Institute.

Robert L. Lentz, 67	Chair of the Board of Directors since 2014 Class II director since 2008 Current term expires in 2020

Immediately following our Annual Meeting, Mr. Lentz’s resignation from our Board will become effective.

Mr. Lentz has served as a Professor and the Entrepreneur in residence for the Center for Entrepreneurship Education at Northeastern University since July 2012, as an independent consultant from March 2009 to June 2012, and as the interim Chief Executive Officer of Digital Reef, Inc. from July 2009 until March 2011. He has served on the board of directors of Northern Power Systems since March 2014 and on the board of advisors for Hyperplane Venture Capital since January 2015. Mr. Lentz holds a BA from Northeastern University in Business Administration, an MBA from Babson College and is a former CPA.

Douglas J. Shaw, 62	Class II director since 2004 Current term expires in 2020

Immediately following our Annual Meeting, Mr. Shaw’s resignation from our Board will become effective.

Mr. Shaw is a member of the part time faculty at Boston College’s Carroll School of Management serving as a Professor of Entrepreneurial Management. Previously, he served as our President and Chief Executive Officer from 2007 until he retired in 2015, as well as in various capacities with our predecessor companies, Agfa Corporation and Agfa Monotype, since 1986. He sits on the board of directors for the Center for Women and Enterprise, a not-for-profit organization. Mr. Shaw holds a BA in accounting from Boston College and an MBA from Babson College.

Peter J. Simone, 70	Chair, Audit Committee Member, Nominating and Corporate Governance Committee Class II director since 2006 Current term expires in 2020
Mr. Simone has served as an investment consultant and a consultant to numerous private companies since 2001, as interim CEO of Lilliputian Systems, Inc. during the first half of 2013, and as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a developer of software solutions for printing and digital page processing, from April 1997 until Xionics’ acquisition by Oak Technology, Inc., in January 2000. He has served on the board of directors of Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, since July 2004. He formerly served on the board of directors of Cymer, Inc. from 1993 to 2013, on the board of Inphi Corporation from 2010 to 2013, and on the board of Newport Corporation from 2003 until 2016 when it was sold to MKS Instruments. Mr. Simone holds a Masters Professional Director Certification from the American College of Corporate Directors, a BS in accounting from Bentley University, an MBA from Babson College and is a former CPA.

Denise F. Warren, 54	Class I director since 2018 Current term expires in 2019

Ms. Warren joined our Board in April 2018. Immediately following our Annual Meeting, Ms. Warren will become a member of our Audit Committee.

Ms. Warren has served as the Chief Executive Officer and Founder of Netlyst, LLC, a consulting and advisory firm focused on catalyzing digital business growth and scaling consumer and business-to-business revenue streams, since 2016. Prior to that, she served as President of Digital, Chief Executive Officer of East Coast Publishing and Executive Vice President of the Tribune Publishing Company, from June 2015 to February 2016. She also previously served in a number of executive positions at The New York Times Company from 2005 through 2014, including Executive Vice President of Digital Products and Services from March 2013 until October 2014, General Manager of NYTimes.com from 2008 to 2013, and as Chief Advertising Officer of The New York Times from 2005 until 2013. She has served on the board of directors and as a member of the audit committee of Electronic Arts, Inc. since May 2013. Ms. Warren holds a BS in management from Tulane University and an MBA in communications and media management from Fordham University.

Skills and Experience of our Board

We want our directors to provide a collective skill set that not only strengthens the diversity and experience of our Board but also provides the oversight and strategic guidance we believe is integral to the success of our Company. We seek out certain specific characteristics in our Board members that we believe will enhance the Board’s ability to provide such oversight and strategic guidance as it relates to our business. Some of the specific characteristics we believe are important include:

•	Length and depth of business experience;

•	Understanding of, or experience in, the software and creative professional industries;

•	Leadership and/or operational experience in public companies or other major complex organizations;

•	Financial or financial industry experience or knowledge;

•	Board level service experience; and

•	Experience with mergers and acquisitions.

We believe the characteristics and experiences that our directors, including the Nominees, bring to the Board complement each other and match the needs of our Company. The skill set we believe each director and Nominee brings to our Board is as follows:

Nominees

•	Scott E. Landers possesses years of experience in finance, accounting, mergers and acquisitions, and brings significant leadership experience in the software industry.

•	Pamela F. Lenehan has years of leadership and operational experience in major complex organizations, significant board level service experience, and possesses extensive knowledge and experience in debt and equity financings and mergers and acquisitions.

•	Timothy B. Yeaton has significant management and operational experience in high-growth software industries, posseses years of experience in software technology development and business modeling, and has experience with mergers and acquisitions.

Continuing Directors

•	Eileen A. Campbell has significant experience in digital and brand marketing, marketing analytics, and mergers and acquisitions, as well as extensive corporate management and operational experience.

•	Gay W. Gaddis has extensive operational and leadership experience in creative professional industries including experience as a creative, marketing and advertising professional, entrepreneur, and business owner.

•	Roger J. Heinen, Jr. has experience serving on the board of directors of technology companies, possesses significant operational and leadership experience in the software industry, and has significant experience with mergers and acquisitions.

•	Peter J. Simone has been a public company CEO, possesses significant leadership and operational experience in the Company’s OEM end user industries, has extensive public company board level experience, broad experience in finance and accounting, as well as substantial experience in financial analysis for the investment community.

•	Denise F. Warren has extensive experience in digital, brand and consumer marketing, significant experience in corporate and financial strategy, as well as board level experience.

Immediately following our Annual Meeting, Messrs. Lentz and Shaw will step down from our Board.

Board Structure, Leadership, Governance, and Independence

The following provides information about the structure, leadership, governance, and independence of our Board.

Board Structure

The structure and composition of our Board is as follows:

•	Our Board has ten members, is divided into three staggered classes (Class I, II and III), and each director in each class serves until a successor has been elected and qualified and until the earlier of their resignation or removal. Upon the effectiveness of the resignations of Messrs. Lentz and Shaw, the Board will return to eight members.

•	Our current Board is comprised of eight independent and two non-independent directors. Our two non-independent directors are our former President and CEO, Douglas J. Shaw, who has been a member of our Board since 2004 and was our President and CEO through December 31, 2015; and Scott E. Landers, who is our current President and CEO and became a director in 2016.

•	Upon the effectiveness of the resignations of Messrs. Lentz and Shaw, the Board will be comprised of seven independent directors and our President and CEO.

Board Leadership

We have separate positions for the Chair of the Board and President and CEO. As our Chair is elected to three year terms, the Board has the opportunity to review the Chair’s effectiveness in the position at the end of each term. Robert L. Lentz will serve as our Chair until our Annual Meeting at which time his resignation will become effective, and Pamela F. Lenehan will assume the role of Chair of our Board effective immediately following our Annual Meeting. Our Board believes that there are advantages to having an independent Chair, including:

•	To assist in facilitating matters such as communications between the Board and our President and CEO;

•	To provide strategic guidance from the Board to our President and CEO and senior management team;

•	To assist the Board in reaching consensus on particular strategies based on senior management’s plans; and

•	To ensure that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight.

The Board believes that Ms. Lenehan’s skill set, board level experience, understanding of the Company’s business, and her interactions with and ability to offer guidance to our executive management team will allow her to excel in this role.

Board Governance

The Company and the Board are committed to good corporate governance practices that promote the long-term interests of our stockholders. We believe our governance practices not only strengthen our Board and executive management team accountability but also build trust in our Company with our stockholders. Our governance practices include:

•	Our Board has a majority voting standard for the election of directors in uncontested elections with a director resignation requirement if a director is not re-elected in an uncontested director election.

•	Our Board re-evaluates the effectiveness of our Chair of the Board every three years and either elects or re-elects a Chair every three years.

•	Our Board operates under written corporate governance guidelines, which can be downloaded from our website at http://ir.monotype.com/.

•	The committees of the Board operate under written charters, which can be downloaded from our website at http://ir.monotype.com/.

•	Our Board conducts an annual self-evaluation, part of which is to determine whether or not the current leadership structure is optimal for our Company and our stockholders.

•	Each committee of the Board conducts an annual self-evaluation, part of which is to determine the effectiveness of the committee and highlight areas of committee focus for the upcoming year.

•	We conduct an annual review of corporate policies, governance guidelines and committee charters to ensure compliance with industry best practices.

•	The Company has adopted a Code of Business Conduct and Ethics, which can be downloaded from our website at http://ir.monotype.com/, which is applicable to every member of our Board and all employees, including our President and CEO and all senior financial officers.

•	We provide that any amendment to or waiver of a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, will be disclosed by posting such information on our website.

•	Our Company policy encourages all directors to attend our annual meeting of stockholders. All members of our Board then serving on the Board attended our 2017 annual meeting of stockholders.

Any of our committee charters, our corporate governance guidelines, and our Code of Business Conduct and Ethics can also be obtained, free of charge, by writing to us at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Board Responsibility for Risk Oversight

The Company’s management is responsible for day-to-day risk management and implementation of Company policies. We maintain an internal risk management committee that is responsible for ensuring that our risk management program, which is comprised of strategic, operational, financial, and legal risk identification and prioritization, as well as active risk management and mitigation, is reflected in our policies and actions. Our

Board is responsible for our risk identification and prioritization process, has oversight of our risk management program, risks related to our operations and business strategy, and receives reports on risk management from members of our executive management team.

Our audit committee has oversight responsibility for our Sarbanes-Oxley Act of 2002 compliance program, our internal audit function, and oversight of the resolution of certain issues identified by our information technology and security function. Our management development and compensation committee has oversight of risk considerations with respect to our executive compensation programs. The committee works directly with management to determine whether our programs improperly encourage management to take unnecessary risks relating to the business or whether risks arising from our executive compensation programs are reasonably likely to have a material adverse effect on the Company. Our Board believes that this shared oversight is appropriate, rather than consolidation of responsibility with a single board level risk management committee.

Board Review of Business Relationships and Transactions

All related party transactions are reviewed under our related person transaction approval policy by our audit committee and reported to and, if required, approved by our Board. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. Responsibilities for these reviews and associated actions are as follows:

•	Our audit committee is responsible for our policies and procedures for the review of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons under our written related person transaction approval policy;

•	A list of related persons, which is updated semi-annually and cross-checked periodically, is available to our employees and officers who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we may or have entered into; and

•	The related persons list is checked prior to entering into any transaction, contract or other legal or business arrangement.

If it is determined that we have entered into or may enter into a related person transaction, including any modification or addition to an existing contract or arrangement, our general counsel is notified and she reviews the applicable rules and determines whether the approval of our Board, the audit committee, or both, is required and if so that approval is obtained prior to entering into the transaction. No related person transaction is allowed unless our general counsel has either specifically confirmed in writing that no further approvals are necessary, or specifically confirmed in writing that all approvals necessary for us to enter into such arrangement have been obtained. In the event that a related party transaction requires the approval of the Board, the audit committee reviews the transaction and then makes a recommendation to the Board for its consideration before the transaction is entered into.

Independent Compensation Consultants

The management development and compensation committee has engaged Pearl Meyer & Partners LLC (“Pearl Meyer”) to serve as its independent compensation consultant. In this capacity, Pearl Meyer provides peer group advice, peer group pay practices and other relevant benchmarks with respect to the Company’s executive officer and key employee compensation, reviews of director compensation pay practices, and provides an ongoing overview of regulatory developments and compensation trends. Pearl Meyer takes direction from the management development and compensation committee, reports directly to the committee and does not provide any services to the Company other than those described above. The management development and compensation committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq Stock Market (“Nasdaq”) rules and determined that Pearl Meyer is independent and that their work has not raised any conflict of interest.

In making this assessment, the committee considered each of the factors set forth by the SEC and Nasdaq with respect to the compensation consultant’s independence, including that Pearl Meyer provides no other services for the Company other than pursuant to its engagement by the management development and compensation committee and the individual compensation consultants from Pearl Meyer who advise the committee have no prior relationship with any of our named executive officers or any member of the Board. The committee also determined that there were no other factors that should be considered in connection with the assessment or that were otherwise relevant to the management development and compensation committee’s engagement of Pearl Meyer.

Independence of our Board and Committee Members

Board Member Independence

Our Board has considered the relationships of all directors and any transactions involving the directors and determined that one of our continuing directors, Scott E. Landers who was appointed as our President and CEO and elected to the Board in 2016, has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibility as a director. Mr. Landers does not serve on any committee of the Board. Effective immediately following our Annual Meeting, Mr. Shaw, who was our President and CEO from 2007 through 2015 and accordingly did not qualify as an independent director, will step down from our Board. Aside from Mr. Landers, each continuing director qualifies as an independent director under the rules of the SEC and Nasdaq.

Management Development and Compensation Committee Member Independence

Each member of our management development and compensation committee is independent as defined under the Exchange Act and the rules of Nasdaq, is an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director as defined in Rule 16b-3 under the Exchange Act.

Audit Committee Member Independence

Our Board has determined that Mr. Simone and Ms. Lenehan each qualify as an “audit committee financial expert” as defined under the Exchange Act and the applicable rules of Nasdaq. In making its determination, our Board considered the nature and scope of the experiences and responsibilities that Mr. Simone and Ms. Lenehan have previously had with reporting companies and, in the opinion of our Board, neither of them has a relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Each member of our audit committee is independent as defined under the Exchange Act and the applicable rules of Nasdaq. Immediately following our Annual Meeting, Ms. Lenehan will step down as a member of our audit committee.

Nominating and Corporate Governance Committee Member Independence

Each member of our nominating and corporate governance committee is independent as defined under the rules of Nasdaq.

Management Development and Compensation Committee Interlocks and Insider Participation

In 2017, Ms. Lenehan, Ms. Gaddis and Messrs. Heinen and Yeaton served on our management development and compensation committee. None of our executive officers serves as a member of the management development and compensation committee or as a director of any entity that has one or more of its executive officers serving as a member of our Board or management development and compensation committee. None of the members of our management development and compensation committee has ever been one of our employees.

2017 Meetings of the Board, its Committees, and Executive Sessions of Non-Employee Directors

The following provides information about the 2017 Meetings of the Board, its committees and any executive sessions of non-employee directors. All of our directors attended our 2017 annual meeting of stockholders.

The Meetings of the Board of Directors

The Board met 15 times during 2017 and each director attended at least 75% of the total number of meetings of the Board and committees of the Board of which he or she was a member. In 2017, an executive session of the independent directors was held following a scheduled meeting of the Board and included only those directors who met the independence requirements of Nasdaq. Our Chair is responsible for chairing any executive session.

The Meetings of the Committees of the Board

The Board has three standing committees: audit committee, management development and compensation committee, and nominating and corporate governance committee. The composition and function of each of our committees complies with the rules of the SEC and Nasdaq. The Board has adopted a written charter for each committee which is available to view or download on our website at http://ir.monotype.com/ or by writing to us at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Management Development and Compensation Committee

Chair:	Pamela F. Lenehan
Additional Members:	Gay W. Gaddis, Roger J. Heinen Jr., and Timothy B. Yeaton
Number of Meetings in 2017:	9
Percentage of Meetings Attended by all Members in 2017:	89%

Effective immediately following our Annual Meeting, the Management Development and Compensation Committee will be comprised of Eileen A. Campbell, Gay W. Gaddis, Timothy B. Yeaton, and Chaired by Roger J. Heinen, Jr.

Responsibilities:

•	Reviewing and making recommendations to our Board with respect to the corporate goals and objectives relevant to the compensation of our CEO;

•	Evaluating the performance of our CEO in light of such corporate goals and objectives and determining and approving the compensation of our CEO;

•	Reviewing and approving the compensation of our other executive officers and members of management that report directly to our CEO;

•	Reviewing and making recommendations to our Board with respect to director compensation, with guidance from our nominating and corporate governance committee when required;

•	Establishing and reviewing our overall management compensation philosophy, strategy, and policies;

•	Reviewing peer group and market survey data with respect to setting the compensation of our executive officers;

•	Reviewing and approving actions with respect to the adoption, amendment, administration, and termination of all executive and non-executive incentive compensation plans and equity-based compensation plans;

•	Administering our executive compensation clawback policy including making a determination of any amounts to be repaid in the event of a financial restatement due to misconduct;

•	Reviewing our sales compensation plans on a periodic basis to ensure alignment with Company objectives;

•	Reviewing our pension and other similar plans;

•	Making regular reports to our Board;

•	Determining the independence of, and the retention of any compensation advisor, and approving the compensation of, and overseeing the work of any such compensation advisor;

•	Reviewing and assessing the adequacy of the management development and compensation committee charter;

•	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and

•	Reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports.

Audit Committee

Chair:	Peter J. Simone
Additional Members:	Roger J. Heinen, Jr. and Pamela F. Lenehan
Number of Meetings in 2017:	6
Percentage of Meetings Attended by all Members in 2017:	100%

Effective immediately following our Annual Meeting, the Audit Committee will be comprised of Roger J. Heinen, Jr. and Denise F. Warren, and Chaired by Peter J. Simone.

Responsibilities:

•	Oversight of the Company’s financial reporting processes and audits of financial statements and internal control over financial reporting;

•	Reviewing all major accounting policies applicable to our Company:

•	Oversight of the Company’s compliance with the Sarbanes-Oxley Act of 2002;

•	Reviewing the Company’s internal audit function including the performance of such function;

•	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	Reviewing the internal reporting of the Company’s information technology security and protocols, and oversight of information technology security issue resolution;

•	Meeting independently with our independent registered public accounting firm;

•	Appointing, retaining, terminating, approving the compensation of, evaluating the independence of and overseeing the work of our independent registered public accounting firm;

•	Assuring the regular rotation of partners, including lead and concurring partners of our independent registered public accounting firm as required under the rules of the Exchange Act;

•	Approving all audit and permissible non-audit services to be provided by our independent registered public accounting firm, including the terms of such services;

•	Establishing and overseeing the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

•	Making regular reports to our Board;

•	Conducting appropriate reviews of all related party transactions;

•	Reviewing and assessing the adequacy of the audit committee charter;

•	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and

•	Preparing the audit committee report required by SEC rules to be included in our proxy statements.

Nominating and Corporate Governance Committee

Chair:	Timothy B. Yeaton
Additional Members:	Gay W. Gaddis and Peter J. Simone
Number of Meetings in 2017:	3
Percentage of Meetings Attended by all
Members in 2017:	100%

Responsibilities:

•	Developing and recommending to our Board a set of Corporate Governance Guidelines and Code of Business Conduct and Ethics;

•	Developing and overseeing a succession plan for our President and CEO;

•	Recommending to our Board the persons to be nominated for election as directors and to each of our committees;

•	Recommending to our Board the person to be nominated as Chair of the Board;

•	Developing and recommending to our Board criteria for Board and committee membership;

•	Identifying individuals qualified to become Board members;

•	Establishing procedures for stockholders to submit recommendations for director candidates;

•	Establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	Reviewing our disclosures concerning policies and procedures for identifying and reviewing Board nominee candidates;

•	Making regular reports to our Board;

•	Reviewing and assessing the adequacy of the nominating and corporate governance committee charter;

•	Evaluating the committee’s performance and reporting the results of such evaluation to our Board; and

•	Overseeing the evaluation of our Board, its committees and management.

Communication with our Directors

You can contact any of our directors by writing to them at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Your letter should clearly specify the name of the individual director or group of directors you want your letter to be delivered to and the Company will deliver it.

As required by the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, a third-party provides a hotline and web page submission form for employees and other parties to communicate concerns to our management and Board. The web page submission form is located at www.alertline.com, and the hotline number in the United States is (800) 826-6762; a link to the numbers for calls made outside of the U.S. is available on the Corporate Governance section of our website, under Governance Documents, at http://ir.monotype.com/. Information submitted through the web submission or hotline is forwarded to our Board or audit committee and concerns can be reported anonymously if you choose.

Director Compensation

The following provides a summary of the structure of our non-employee director compensation in 2017. Total annual compensation including all cash compensation and equity awards to non-employee directors is capped under our Third Amended and Restated 2007 Stock Option and Incentive Plan (our “2007 Option Plan”).

Board and Committee Cash Retainers

Our non-employee directors receive cash compensation in the form of an annual cash retainer for their service on our Board and additional cash retainers for their service on committees. They do not receive meeting fees unless the number of meetings of the Board or any committee exceeds ten per year, in which case non-employee directors are entitled to receive per meeting fees of $1,000 for any additional meeting attended. Further, the Board has discretion to award additional compensation to any non-employee director who undertakes additional responsibility above and beyond their Board and committee responsibilities. Our non-employee directors are also entitled to reimbursement of reasonable travel expenses for Board and committee meetings, Company-related activities that require their attendance, and payment of director-related education expenses.

Our annual cash retainer structure for our non-employee directors in 2017 was as follows:

Position	Annual Cash Retainer
Chair of the Board	$125,000
Non-employee Director (other than the Chair)	$75,000

Additional cash retainers for each non-employee director who served on one or more Board committees in 2017 were as follows:

Position	Additional Cash Retainer
Audit Committee
Chair	$22,000
Member	$11,000
Management Development and Compensation Committee
Chair	$15,000
Member	$7,500
Nominating and Corporate Governance Committee
Chair	$10,000
Member	$5,000

There were 15 meetings of the Board in 2017, and accordingly, meeting fees were paid in 2017 in an amount reflective of the number of meetings over ten attended by each non-employee director. Actual cash retainers and meeting fees paid to each non-employee director in 2017 are set forth in the “Director Compensation Table – Fiscal 2017.”

Equity Compensation

In 2017, the only equity award our non-employee directors received was a grant of restricted stock equal to the number of shares with an approximate dollar value of $125,000 based on the closing price of a share of our Common Stock on the grant date. The restricted stock award granted in 2017 vests on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders. Additional equity awards to our non-employee directors, which may include options to purchase shares of our Common Stock, are considered and approved by our Board during regularly scheduled or special meetings of our Board prior to the grant date, which is generally the third business day following the date of our annual meeting of stockholders.

Equity Grants upon Election to the Board

Upon election to the Board, new non-employee directors receive a grant of restricted stock with an approximate dollar value equal to one and a half times the annual cash retainer paid to a member of the Board.

Director Compensation Review

Our Board reviews the structure and amount of director compensation every two years. In 2018, the management development and compensation committee engaged Pearl Meyer to assist with a comprehensive review of director pay practices, and the committee provided this information to our Board in conjunction with its director compensation review. The Board made no changes to the current level of Board compensation.

Director Compensation Table – Fiscal 2017

The following table provides a summary of the compensation we paid to our non-employee directors in fiscal 2017.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Robert L. Lentz (4)	129,000	125,013	254,013
Gay W. Gaddis	90,500	125,013	215,513
Roger J. Heinen, Jr.	98,500	125,013	223,513
Pamela F. Lenehan	106,000	125,013	231,013
Douglas J. Shaw (4)	80,000	125,013	205,013
Peter J. Simone	106,000	125,013	231,013
Timothy B. Yeaton	95,500	125,013	220,513

(1)	Mr. Landers has been omitted from this table because he is an employee of the Company and does not receive non-employee director compensation for his service on our Board. Mr. Landers’ compensation for his service as an employee is set forth in the “Summary Compensation Table – Fiscal Years 2017, 2016, and 2015.”
(2)	Represents annual cash retainers for Board service, additional cash retainers for committee service, and meeting fees as follows: for Mr. Lentz represents board Chair annual cash retainer and $4,000 in meeting fees; for Ms. Gaddis represents board member annual cash retainer and additional cash retainers for her service as a member of our management development and compensation committee and our nominating and corporate governance committee, and $3,000 in meeting fees; for Mr. Heinen represents board member annual cash retainer, additional cash retainer for his service as a member of our management development and compensation committee and audit committee, and $5,000 in meeting fees; for Ms. Lenehan represents board member annual cash retainer, additional cash retainer for her service as Chair of our management development and compensation committee and as a member of our audit committee, and $5,000 in meeting fees; for Mr. Shaw, represents board member annual cash retainer, and $5,000 in meeting fees; for Mr. Simone represents board member annual cash retainer, additional cash retainer for his service as the Chair of our audit committee and as a member of our nominating and corporate governance committee, and $5,000 in meeting fees; and for Mr. Yeaton represents board member annual cash retainer, additional cash retainer for his service as Chair of our nominating and corporate governance committee and as a member of our management development and compensation committee, and $3,000 in meeting fees.
(3)	Represents the grant date fair value of the 6,362 shares of restricted stock granted on May 4, 2017 to our non-employee directors, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Please see Note 2 of our audited financial statements, which are included as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for a description of the assumptions underlying the grant date fair value calculations.
(4)	Effective immediately following our Annual Meeting, Messrs. Lentz and Shaw will step down from our Board.

The aggregate total number of outstanding unvested shares of restricted stock held by each non-employee director at December 31, 2017 is shown below. All shares shown below will vest on May 3, 2018, which is the date of our Annual Meeting. Our directors do not hold any unvested equity awards other than as set forth in the table below.

Name (1)	Grant Date	Number of Shares	Grant Date Fair Value ($)	Vesting Date
Robert L. Lentz (2)	May 4, 2017	6,362	125,013	May 3, 2018
Gay W. Gaddis	May 4, 2017	6,362	125,013	May 3, 2018
Roger J. Heinen, Jr.	May 4, 2017	6,362	125,013	May 3, 2018
Pamela F. Lenehan	May 4, 2017	6,362	125,013	May 3, 2018
Douglas J. Shaw (2)	May 4, 2017	6,362	125,013	May 3, 2018
Peter J. Simone	May 4, 2017	6,362	125,013	May 3, 2018
Timothy B. Yeaton	May 4, 2017	6,362	125,013	May 3, 2018

Total		44,534

(1)	Mr. Landers has been omitted from this table because he is an employee of the Company and does not receive non-employee director stock grants for his service on our Board.
(2)	Effective immediately following our Annual Meeting, Messrs. Lentz and Shaw will step down from our Board.

Director Nominations

When our Board is required to select a new member, it relies on the nominating and corporate governance committee to identify suitable candidates for nomination and to assess their qualifications in light of the policies and principles in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Process for Identifying and Evaluating Director Nominations

Generally, the nominating and corporate governance committee identifies candidates for director nominees by consulting with other members of the Board and management, on its own, by utilizing search firms or other advisors, through the recommendations submitted by stockholders or through other methods deemed helpful in identifying candidates. Once candidates have been identified, the committee confirms the candidates meet the minimum qualifications by gathering information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means deemed to be helpful in the process. The committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of this process, a recommendation is made with regard to the suitability for election of such candidates. The specific qualities and skills our Board and nominating and corporate governance committee look for in each candidate are outlined below.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee considers all facts and circumstances it deems appropriate, including among other things, skill set, depth and breadth of business experience, independence, and the needs of the Board. This assessment includes consideration of the following minimum qualifications that must be met by all directors:

•	Be of the highest ethical character and share the values reflected in the Company’s Code of Business Conduct and Ethics;

•	Have a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	Have the ability to exercise sound business judgment; and

•	Have substantial business or professional experience and be able to offer meaningful advice and guidance to management based on that experience.

The committee also considers factors such as:

•	An understanding of and/or experience in the technology, software, and creative professional industries or other experience deemed relevant at the time;

•	Leadership experience with public companies or other major complex organizations;

•	How such candidate would contribute to the diversity of the Board, although the Company does not have a formal diversity policy;

•	Experience in accounting or financial industries; and

•	The degree to which such candidate’s experience strengthens the Board’s collective qualifications and skills.

Procedures for Recommendation of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective director candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The corporate secretary will promptly forward any nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

•	The name and address of record of the stockholder;

•	A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the proposed director candidate;

•	A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described herein;

•	The consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders;

•	The consent of the proposed director candidate to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Candidates may be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing and a candidate must complete a detailed questionnaire regarding his or her experience, background, and independence. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, the candidate is evaluated by the committee and a recommendation regarding the candidate is delivered to the Board. In addition, a stockholder can propose an individual for election to the Board in accordance with the Company’s by-laws.

Proposal Two - Advisory Vote on Executive Compensation

The Company gives its stockholders the annual opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This proposal is commonly known as a “say-on-pay” proposal. We believe our executive compensation programs have been designed to align executive incentives with the creation of long-term value for our stockholders. Although stockholder approval of our compensation plans for named executive officers is advisory in nature and not binding on the Company, our Board and management development and compensation committee value our stockholders’ opinions and will consider the outcome of this vote when making future executive compensation decisions.

This Proposal relates solely to the advisory vote to approve the compensation of the Company’s named executive officers and does not include any other matters. This vote is advisory and therefore not binding on us, our Board or our management development and compensation committee.

Proxies will be voted FOR this Proposal Two unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

Company, Performance, and Compensation Highlights

Company Strategy

Monotype is the brand company. Named one of the Top 10 Most Innovative Companies in Design by Fast Company in 2018, we empower expression and engagement for creatives, designers, marketers and engineers to allow them to produce compelling brand experiences that resonate with their audiences and cultivate relationships with those audiences by engaging with brand enthusiasts. From creating compelling brand experiences on devices and multiple forms of media to cultivating engaging relationships between brands and their best customers, Monotype strives to be the first place to turn for the design assets, technology and expertise that empower brand engagement and the best user experiences.

2017 Financial Highlights*

•	Total revenue of $235.8 million, an increase of 16% year-over-year.

•	Creative Professional revenue of $130.6 million, an increase of 28% year-over-year, represented 55% of our total revenue.

•	Non-GAAP net adjusted EBITDA of $52.0 million, or 22% of revenue.

•	Cash and cash equivalents of $82.8 million at December 31, 2017.

*	See our Annual Report on Form 10-K for the year ended December 31, 2017 for a reconciliation of all non-GAAP financial measures to the comparable GAAP financial measures.

Connecting Compensation to Company Performance

•	We target total cash and time-based equity compensation at the median for our peer group, with the opportunity to overachieve median total compensation if we exceed our established performance targets.

•	The Company is required to meet at least 95% of its revenue target or at least 90% of its non-GAAP net adjusted EBITDA target before any named executive officer was eligible for cash incentive compensation.

•	Fifty percent of the equity awards made to our President and CEO and between 35% and 40% of the equity awards made to our other named executive officers in 2017 were eligible to vest solely upon the achievement of pre-determined performance conditions that we believed were difficult to attain, and, in fact, were not attained. Accordingly, because the Company did not over-achieve its 2017 revenue goals, our named executive officers did not realize any value from these 2017 grants.

Biographical Information of Our Executive Officers

The following provides information on the executive officers (including our named executive officers) of the Company, including their titles and their ages as of January 31, 2018. These biographies are based on information each executive officer has provided to us. Officers of the Company are elected annually at the first meeting of the Board following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board following the next annual meeting of stockholders and until his or her successor is duly elected and qualified and until his or her resignation or removal in accordance with the Company’s by-laws. Mr. Landers has been omitted from this section as he is a Class III director Nominee. You can read biographical information for Mr. Landers in the section entitled “Biographical Information of the 2018 Nominees.”

There is no family relationship between any director, Nominee or executive officer of the Company.

Our Named Executive Officers

Anthony Callini, 45

Mr. Callini has served as our Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer since 2017. Prior to joining Monotype, Mr. Callini served as Senior Vice President, Finance for Avid Technology, Inc., from April 2013 to July 2016. From March 2004 to February 2013 he served in various financial leadership positions, including most recently as Senior Vice President, Finance and Treasurer, at Open Solutions Inc. Mr. Callini holds a BS in Accounting from Fordham University.

Janet M. Dunlap, 53

Ms. Dunlap currently serves as our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. She served as our Executive Vice President, General Counsel and Secretary from 2015 to 2018, as our Vice President, General Counsel and Secretary from 2010 to 2015 and as our General Counsel and Secretary from 2006 to 2010. She serves on the board of directors of Snow Farm: The New England Craft Program and the Center for Women and Enterprise, both not-for profit organizations. Ms. Dunlap holds a Professional Director Certification from the American College of Corporate Directors, a BA in economics from Franklin and Marshall College, and a JD from Boston College Law School.

Steven R. Martin, 55

Mr. Martin has served as our Executive Vice President and Chief Technology Officer since 2018. He served as our Executive Vice President and Chief Innovation Officer from 2015 to 2018, as our Senior Vice President, Engineering from 2012 to 2015 and as our Vice President, Engineering and Development from 2005 to 2012. Mr. Martin holds a BS in computer science from Fitchburg State College and an MS in computer science from George Washington University.

Benjamin W. L. Semmes, III, 51

Mr. Semmes has served as our Executive Vice President and Chief Revenue Office since 2018. He served as our Executive Vice President, Market Strategy and Sales from 2015 to 2018. Prior to joining the Company, he served as Senior Vice President, Maintenance and Professional Services – Digital Commerce Solutions at Pitney Bowes, Inc. from 2013 to 2015, as its Software Group Operating Officer from 2008 to 2013, and as its Senior Vice President, Global Services from 2006 to 2008. Mr. Semmes holds a BS in Chemistry from Virginia Military Institute and an MS in Information Management from Stevens Institute of Technology.

Our Other Executive Officers

Brett S. Zucker, 45

Mr. Zucker has served as our Executive Vice President and Chief Marketing Officer since 2018. He served as our Senior Vice President, Product Management and Marketing from 2015 to 2018. Prior to joining the Company, he served as Chief Technology Officer for Bridgeline Digital Inc. from 2006 to 2015, as its General Manager from 2004 to 2006, and as its Director of Delivery from 2002 to 2004. Mr. Zucker holds a BS in electrical engineering from Cornell University and an MBA from Harvard Business School.

Compensation Discussion and Analysis

This section describes the Company’s compensation programs for our executive officers that were in effect for 2017 and the decisions made with respect to these programs. Our goal is to explain the details of these compensation programs and describe why we believe they are appropriate for our Company and our stockholders. The compensation tables found in this section contain information for the individuals who served as our principal executive officer and principal financial officer at any time during fiscal 2017, as well as our three other most highly compensated executive officers who had been designated by the Company as executive officers as of December 31, 2017. We refer to these individuals in this Proxy Statement as our named executive officers.

Our Executive Compensation Objectives and Principles

We believe the Company’s success is dependent on the integrated efforts of curious, creative, and committed talent at all levels in our organization. Our compensation philosophy applies to executives and employees alike in order to:

•	Attract diverse talent with successful track records;

•	Reinforce our values of Creating with Passion, Acting with Accountability, and Growing as One Team;

•	Reward for smart risk taking resulting in professional and sustainable company growth; and

•	Inspire commitment to deliver near-term results and create long-term value for our customers and shareholders.

We design total rewards programs that we believe will be perceived by our executive officers and shareholders as fair and equitable, applying the following principles:

•	Pay Competitively - We pay competitively based on scope of responsibility, skills, experience, and contribution. Total target compensation considers market practice for executives who hold comparable positions at similarly-sized public companies in our industry as well as compensation paid by local competitors.

•	Focus on Total Rewards - We consider total rewards to include compensation, benefits, and personal growth. Reward decisions take into account the overall opportunity which includes base salary, short term cash incentive, equity incentive, benefits, and investments in professional growth.

•	Reward Results - We believe strongly in performance-based rewards. A significant portion of our total compensation opportunity is variable, providing higher rewards when results exceed Company targets and lower rewards when results fall below targets. No payout of performance-based rewards is made if results do not achieve threshold levels of performance. The proportion of variable pay is higher for employees at more senior levels, reflecting their opportunity for greater impact on Company performance.

Executive Compensation Program Elements, Mechanics, and Timing

Our management development and compensation committee determines executive compensation by utilizing input from our President and CEO, our senior human resources professional, and Pearl Meyer, the committee’s independent compensation consultant. In order to make executive compensation determinations, the committee considers a variety of topics and reviews materials that are provided by the Company, Pearl Meyer and/or other industry sources. The chart below shows the compensation topics considered by the management development and compensation committee and when the committee discusses, reviews, and approves each topic, as applicable:

	Second Quarter	Third Quarter	Fourth Quarter	First Quarter of Next Fiscal Year
Compensation Philosophy and Performance
Compensation Philosophy	Review
Performance, including of our President and CEO				Discuss
External Compensation Perspectives
Peer Group Selection	Review/Approve
Marketplace Trends		Review
Competitive Market Analysis		Discuss
Regulatory Requirements and Implications	Review	Review	Review	Review
Compensation Program Design and Approval
Company Created Tally Sheets		Review
Annual Total Compensation Plan Design		Discuss	Review/Approve
Cash Compensation Recommendations		Discuss	Review	Approve
Annual Compensation Plan and Company Performance Targets			Review	Approve
Equity Budget	Review	Review	Review	Approve
Possible Awards under the Annual Incentive Compensation Plan			Review	Approve

The committee oversees the development of our executive compensation plans and policies, including our 2007 Option Plan and our Executive Incentive Bonus Plan (the “Incentive Plan”), which was adopted by the Board in February 2014, and under which certain financial performance goals for fiscal 2017 were established by the Board. Further, the management development and compensation committee reviews and approves the cash and equity compensation of our executive officers. The next chart summarizes the three main elements of our executive compensation programs, including why the element is part of our compensation program, when the element is approved, and the mechanics of each program element. The management development and compensation committee makes the determination with respect to each of these elements and the President and CEO provides input on all executive officers except himself.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation
Why Provide this Element	Compensation to attract and retain executive talent.	Reward for achievement of the Company’s short-term financial and operational results.	Align executive officer interests with stockholders to reward for value growth. Focuses efforts and decision making on sustained long-term performance and retains talent based on vesting schedule and realizable value.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation
When Determined	Either late in the fourth quarter of the previous fiscal year or during the first quarter of the current fiscal year, and applied retroactively to January 1 of the applicable fiscal year.	Annually, after the review by the management development and compensation committee of our audited financial statements for the prior year and consideration of the individual’s prior year performance results.	Generally granted annually following the filing of our Annual Report on Form 10-K for the prior fiscal year, however, the committee has discretion to make equity awards at any time. Equity grants may also be made following the hire or the promotion of an executive officer.

Program Mechanics	Determined with consideration of job responsibilities, prior experience, demonstrated leadership, individual performance results against stated objectives and anticipated impact on our success. Mid-year adjustments may be made to reward a promotion, substantial increase in responsibilities, or if a market adjustment is required for fair pay or retention.	Under the Incentive Plan, corporate performance goals, determination of eligible participants and individual targets are established annually. In 2017, no executive officer was eligible for a bonus payment unless the Company achieved at least 95% of the pre-established corporate revenue performance goal or 90% of the pre-established corporate net adjusted EBITDA performance goal. Under the Incentive Plan, the management development and compensation committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times their base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant.	Awards are governed by our 2007 Option Plan and made under our equity award grant policy. Awards granted annually, in the aggregate, are based on internal dilution guidelines, management recommendations, benchmarking to industry and peer group data, and an analysis of overhang and dilution compared to our peer group. Individual awards take into account peer group award levels, current and anticipated future individual performance and impact, as well as retention value of current holdings. Grants are made at fair market value and calculated based on our closing market price on the grant date. Generally, time-based awards vest 25% after the first year and quarterly thereafter, but can vary based on the intention of the committee in granting the award and the award type. Performance shares only vest upon achievement of pre-determined corporate performance targets.

Above and beyond the compensation elements listed in the chart, we also offer the following benefits to all employees, including our named executive officers:

•	Discretionary 401(k) matching program;

•	Life and disability insurance;

•	Travel and accident insurance;

•	Optional health, dental and vision insurance (which requires cost sharing);

•	Supplemental life insurance coverage, which is fully paid by any employee electing this benefit; and

•	Tuition reimbursement program.

We offer only one perquisite to our executive officers that is not available to our entire employee base - a comprehensive, Company-paid yearly physical examination. Although the Company’s medical plan already provides for annual physicals, the comprehensive examination provides the convenience of doing all appointments and tests in one location on a single day, which helps encourage our executive officers to conveniently take the time necessary to maintain their health and wellness.

Benchmarking and Peer Group

In order to make compensation decisions, the management development and compensation committee benchmarks total compensation and each individual compensation element to determine whether our compensation is competitive by comparing our financial performance and executive compensation against an approved peer group of companies. For the purposes of benchmarking 2017 named executive officer compensation, the peer group was selected in 2016 with guidance from Pearl Meyer and approved by the management development and compensation committee based on a comparison of the following objective and qualitative criteria between the peer group and the Company:

Objective Criteria

•	US based publicly traded organizations in either the applications or systems software or internet software and services industries;

•	Organizations that list the Company as a peer for executive pay purposes;

•	The ISS peer group; and

•	Companies with revenue between $75 million to $480 million with market capitalization of $230 million to $2.3 billion over a trailing twelve month period.

Qualitative Criteria

•	Organizations with comparable products, services and end markets to those of the Company;

•	Organizations with greater than 25% of their revenue coming from outside of the United States;

•	Organizations with expected projected double-digit revenue growth over a one-year period;

•	Organizations with double-digit EBITDA margins; and

•	Local competitors for talent.

The peer group used for benchmarking total named executive officer compensation in 2017 was as follows:

•	Bottomline Technologies, Inc.

•	BroadSoft, Inc.

•	comScore, Inc.

•	Demandware, Inc.

•	Ebix Inc.

•	HubSpot, Inc.

•	Interactive Intelligence Group Inc.

•	LogMeIn, Inc.
•	Marketo, Inc.

•	Progress Software Corporation

•	PROS Holdings, Inc.

•	Qualys, Inc.

•	Shutterstock, Inc.

•	Stamps.com Inc.

•	Tangoe, Inc.

Upon determining our 2017 final peer group of companies, the committee performed a detailed analysis of the cash and equity compensation programs and levels provided to similarly situated executives of our peer group companies as compared to our current executive compensation programs and levels. While the committee does not target specific percentiles for individual executives for cash or equity compensation, the committee does have a philosophy of, on an overall basis, being within a competitive range of the market median for target cash and time-based equity compensation. Further, the committee has structured the executive compensation program to provide the opportunity to attain above market median compensation through the achievement of pre-determined corporate performance targets associated with cash incentive compensation and the vesting of grants of performance-based equity. In determining the compensation targets for individual named executive officers, the committee also considered recommendations from our President and CEO (for named executive officers other than himself) and our senior human resources professional, based on:

•	A review of the individual’s previous year performance, leadership role, and overall performance objectives for the upcoming year;

•	Market information provided by Pearl Meyer including data relating to our peer group and other relevant publicly available compensation surveys; and

•	The views of our President and CEO and senior human resources professional on our total compensation program’s ability to attract, retain, and motivate the level of performance necessary to achieve the Company’s goals.

On an annual basis, the management development and compensation committee reviews and, if appropriate, updates the peer group to assure that the Company is benchmarking its total compensation and each individual compensation element for our named executive officers against an appropriate peer group which is reflective of current objective and qualitative criteria. In 2017, with guidance from Pearl Meyer, the peer group was modified and approved by the management development and compensation committee for the purposes of benchmarking 2018 named executive officer compensation based on a comparison of objective and qualitative criteria, with the following updates to such criteria:

•	Objective Criteria - Companies with revenue between $95 million to $600 million with market capitalization of $300 million to $2.0 billion over a trailing twelve month period; and

•	Qualitative Criteria - Organizations with comparable strategies for growth.

The management development and compensation committee determined that it was appropriate to adjust the market capitalization and revenue ranges used to determine our 2017 peer group companies from the ranges used in 2016 to reflect the current revenue performance, EBITDA, revenue growth, and market capitalization of the Company and the peer group companies, and to add the qualitative criteria of comparable strategies for growth to reflect the Company’s current growth strategy. This resulted in five peer group companies, Demandware, Inc.,

Interactive Intelligence Group, Inc., LogMeIn, Inc., Marketo, Inc. and Tangoe, Inc., being removed from the peer group - Demandware, Interactive Intelligence Group and Marketo being removed because they were acquired, LogMeIn being removed because its market capitalization fell outside the comparable range, and Tangoe being removed due to delinquent filings. Six companies were added to the peer group as they met the majority of the stated peer group criteria – A10 Networks, Inc., Callidus Software Inc., Carbonite, Inc., Telenav, Inc., Workiva Inc., and XO Group Inc. The management development and compensation committee believes that this group is reflective of our market for executive talent and that in aggregate the group reflects companies that meet both the objective and qualitative criteria. The resulting 2017 peer group for the purposes of benchmarking 2018 named executive officer compensation is as follows:

•	A10 Networks, Inc.

•	Bottomline Technologies, Inc.

•	BroadSoft, Inc.

•	Callidus Software Inc.

•	Carbonite, Inc.

•	comScore, Inc.

•	Ebix Inc.

•	HubSpot, Inc.
•	Progress Software Corporation

•	PROS Holdings, Inc.

•	Qualys, Inc.

•	Shutterstock, Inc.

•	Stamps.com Inc.

•	Telenav, Inc.

•	Workiva, Inc.

•	XO Group Inc.

How We Weight the Elements of Executive Compensation

We determine the appropriate allocation between annual cash and equity incentive compensation with a goal of weighting the allocation toward variable compensation based on corporate financial and other performance goals and individual performance. We establish financial and other performance goals so that target attainment is not assured and payment for performance at or above target levels will require the individuals to perform at a high level, devote significant effort to the business, and produce significant results. We also develop named executive officer performance objectives to support achievement of our annual corporate goals in order to ensure that the priorities, focus, and efforts of our named executive officers support the success of our strategic initiatives and drive achievement of our business objectives and financial goals. The management development and compensation committee considers total compensation (cash and equity) when evaluating competitive data provided by Pearl Meyer and tally sheets prepared by our human resources department that include information on each named executive officer’s current and past compensation.

Based on this review, the committee can decide to adjust one or more elements of their compensation. Certain compensation decisions may specifically impact other elements of compensation. For example, because potential annual cash incentive payouts are based on the individual’s base salary, increases in base salary may also increase the amount of the cash incentive payout. We have not implemented a specific policy for determining the allocation between cash and non-cash compensation, however in designing the total compensation structure, the committee assures that compensation remains generally aligned with the market median, with the opportunity for increased compensation if the Company overachieves against any pre-determined performance targets. The management development and compensation committee generally allocates a greater percentage of total compensation to equity, including both time- and performance-based equity compensation, as the committee believes equity awards are an important component of our total compensation structure to provide appropriate competitive total compensation, motivate and retain our named executive officers, and align management and stockholder interests.

Risk Mitigation in our Executive Compensation Programs

Payments under our Incentive Plan are based on pre-determined, annual corporate performance goals which are equally weighted to mitigate the risk of decisions driven by the impact to one metric at the expense of the others, as well as the achievement of performance objectives which are established for our named executive officers. In 2017, no executive officer was eligible for a bonus under the Incentive Plan unless the Company achieved at least 95% of the pre-determined corporate revenue performance goal or 90% of the pre-determined corporate net adjusted EBITDA performance goal as approved by the management development and compensation committee.

We maintain an executive compensation clawback policy which is available on our website at http://ir.monotype.com/, under which any cash incentive compensation, unvested time-based equity awards and vested or unvested performance-based equity awards can be recouped in the event of a restatement of our financial statements for any period where the management development and compensation committee determines there was intentional misconduct by an executive officer which led to such restatement, and where such compensation element would not have been awarded or paid to any executive officer that would not have been awarded or paid under such restatement. Further, our Incentive Plan contains a clawback provision where, in the event that there is a subsequent change in our audited financial statements that impacts whether the financial performance targets were satisfied, a named executive officer would be required to repay any amount that was paid based solely on the satisfaction of a target that was no longer satisfied based on the change in our audited financials. While the management development and compensation committee has no discretion to determine whether a repayment is required under our Incentive Plan, that committee is responsible for determining the amount that must be repaid.

Our President and CEO is subject to equity ownership guidelines that, beginning four years after he became our President and CEO, or as of January 1, 2020, require him to hold shares of a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock, with an aggregate value of at least equal to three times his base salary during any fiscal year, which further reinforces the alignment of his interests with those of our stockholders. As of December 31, 2017, our President and CEO met the equity ownership guidelines.

We believe that these compensation practices encourage longevity and stability in our management team and discourage individuals from making decisions based on immediate personal gain, thus reducing the overall risk in our business activities.

Stockholder Outreach

In 2017, 97.2% of votes cast by our stockholders were in favor of our named executive officer compensation. Although the results of our say-on-pay proposal have shown strong support for our named executive officer compensation, we believe it is important to maintain on-going conversations with our stockholders to discuss our executive compensation programs including our cash compensation and equity award granting philosophies, dilution, and general corporate governance practices. During 2017, our management team reached out to our largest stockholders and provided them with an opportunity to provide feedback on, among other topics, our executive compensation programs and corporate governance practices. The Company’s management intends to continue to regularly engage our stockholders in these conversations.

Further, our management development and compensation committee invites our stockholders to communicate directly with its members to inquire about, or provide their opinions about the Company’s executive compensation philosophies and programs. Any communications should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Chair, Management Development and Compensation Committee

600 Unicorn Park Drive

Woburn, Massachusetts 01801

A member of the committee will respond to all communications as quickly as possible.

2017 Executive Compensation Payments

Base Salary

When determining base salary increases for 2017, the management development and compensation committee considered the variance in base salary of named executive officers when compared to the median of our peer group as well as the financial performance of the Company, the overall performance and effectiveness of each named executive officer, and any significant change in his or her scope and responsibilities since the officer’s last base salary increase.

Based on this analysis, the committee awarded percentage base salary increases to each named executive officer that were generally in-line with the salary increases granted to our employee base, with the exception of Mr. Landers who received an above median salary increase, reflecting a market adjustment designed to keep his base salary at approximately the 50th percentile when compared to the base salary of similarly situated individuals in our peer group of companies. These base salary percentage increases listed below were approved in February 2017, and applied retroactively to January 1, 2017. Salary increases and the resulting 2017 base salary for each of our named executive officers were as follows:

	2016 Base Salary	Percentage Base Salary Increase	2017 Base Salary
Scott E. Landers, President and Chief Executive Officer	$450,000	9%	$490,000
Anthony Callini, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (1)	—	—	$315,000
Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer	$361,000	3%	$372,000
Steven R. Martin, Executive Vice President and Chief Technology Officer	$309,000	3%	$318,000
Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	$293,000	3%	$302,000

(1)	Mr. Callini began employment with the Company on January 1, 2017.

Cash Incentive Compensation

In February 2017, our management development and compensation committee set annual corporate performance goals (the “Corporate Performance Goals”) and established the participants in and individual targets under the Incentive Plan. For 2017, the Corporate Performance Goals included a full year revenue goal of $241.5 million and a full year non-GAAP net adjusted EBITDA goal of $54.9 million. Each Corporate Performance Goal was compared to the full year guidance the Company gave on its earnings call on February 17, 2017, and the committee concluded that these goals were set sufficiently beyond the high end of the Company’s stated full year revenue and non-GAAP net adjusted EBITDA guidance. The committee chose these metrics because this is how management and our stockholders judge our success and because the committee believes that revenue growth must also be profitable. These goals were weighted equally. See our Form 10-K for the year ended December 31, 2017 for a reconciliation of all non-GAAP financial measures to the comparable GAAP financial measures. Individual threshold, target, and maximum cash incentive compensation amounts for all participants in the Incentive Plan are set as a percentage of annual base salary, with no payment made unless the Company achieved at least 95% of the 2017 revenue goal or 90% of the 2017 non-GAAP net adjusted EBITDA goal. For 2017, the threshold, target, and maximum payments as a percentage of annual base salary were as follows:

Position	Threshold	Target	Maximum
President and CEO	75%	100%	200%
Executive Vice President and Chief Revenue Officer	48.8%	65%	130%
Other Named Executive Officers	41.3%	55%	110%

In 2017, the management development and compensation committee set the target incentive cash percentage of annual base salary for our President and CEO at the median when compared to target cash percentages of similarly situated individuals in our peer group of companies. Under the Incentive Plan, the committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times such participant’s base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant but does retain discretion to reduce the amount of any payment under the Incentive Plan.

In February 2017, our management development and compensation committee reviewed and approved our named executive officer performance objectives for 2017. These objectives were applicable to our CEO as well as the remainder of our named executive officers as the committee believes that each named executive officer should be focused on the same overall annual corporate performance goals, but driving the achievement of these goals as it relates to the functions they oversee. The committee does not formally assign weighting between the Corporate Performance Goals and the named officer performance objectives, but does consider what percentage of the Corporate Performance Goals were achieved when determining what cash incentive payout should be for each of our named executive officers. In February 2018, the committee determined that our named executive officers had substantially achieved the named executive officer performance objectives for fiscal year 2017. Our named executive officers’ 2017 performance objectives were as follows:

•	Customers – cross sell 10 customers across corporate offerings, implement customer track at major corporate events, and complete brand repositioning.

•	Partners – engage 2 new distribution partners.

•	Products – launch enterprise and library subscription products, realign digital commerce resources, and convert at least 40% of printer revenue to fixed fee arrangements.

•	Consumer Products – increase Olapic ARR by $10M over 2016 levels and launch recurring business model for Swyft products.

•	Employees/Organization – finalize integration of Olapic, launch sales enablement programs, meet or exceed 2017 financial targets, and maintain level of recurring revenue by increasing recurring creative professional revenue.

In February 2018, our Board determined that, subject to the receipt of audited financial statements for fiscal year 2017, we had reached 98% of our full year revenue target of $241.5 million, or $235.8 million, and 101% of our full year non-GAAP net adjusted EBITDA target of $54.9 million, or $55.4 million (which included a restructuring add-back). For more information on our financial performance in fiscal 2017, please refer to our Annual Report on Form 10-K filed with the SEC.

Based on the percentage achievements of the final Corporate Performance Goals for 2017 and the achievement of the named executive officer performance objectives described herein, we paid annual cash incentive compensation under the Incentive Plan at target, as follows:

	2017 Percentage of Base Compensation at Target	2017 Annual Cash Incentive Payment at Target	Percentage of Payout to Base Salary	2017 Actual Annual Cash Incentive Payment
Scott E. Landers, President and Chief Executive Officer	100%	$490,000	100%	$490,000
Anthony Callini, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer	55%	$173,250	55%	$173,250
Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer	65%	$241,800	65%	$241,800
Steven R. Martin, Executive Vice President and Chief Technology Officer	55%	$174,900	55%	$174,900
Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	55%	$166,100	55%	$166,100

Equity Compensation

The management development and compensation committee targets yearly time-based equity compensation for our President and CEO at the 50th percentile when compared to our peer group of companies, with grants of performance shares providing him with the opportunity to achieve higher than 50th percentile equity compensation if we exceed our budgeted, pre-determined financial and other performance targets. The committee believes that tying above median equity compensation to yearly corporate performance is a strong motivator and helps directly align the interests of our President and CEO with those of our stockholders.

We generally grant equity awards during the first quarter of the fiscal year. In determining the mix of equity awards to be granted in 2017, our management development and compensation committee reviewed our management equity award recommendations and our 2017 benchmarking to industry and peer group data, which included an analysis of overhang and dilution compared to our peer group. After such review, the committee determined that a mix of restricted stock and performance-based restricted stock units as equity grants to our named executive officers was appropriate for 2017. On February 14, 2017, the committee approved equity awards to our named executive officers, which were granted effective as of March 3, 2017.

Equity grants made to our named executive officers in 2017 were as follows:

	Performance Awards (RSUs) (#)	Restricted Stock (#)
Scott E. Landers, President and Chief Executive Officer	87,065	87,065
Anthony Callini, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer (1)	21,559	40,000
Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer	33,168	49,751
Steven R. Martin, Executive Vice President and Chief Technology Officer	21,559	32,338
Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	16,584	24,876

(1)	Mr. Callini received an initial restricted stock grant upon hire on January 1, 2017 and a grant of performance-based restricted stock units on March 3, 2017.

Time-based restricted stock awards granted in 2017 each vest as to 25% percent of the shares on the first anniversary of the grant date, with the remainder of the award vesting in equal quarterly installments over the following three years. Vesting of performance-based restricted stock units is tied to stretch goals that the committee believes are difficult to attain and require over-performance against our annual operating plan or overall or business line revenue, each as approved by our Board. Performance-based restricted stock units that have been granted to our named executive officers that were outstanding in 2017, including targets and status are as follows:

Year of Award	Year of Measurement	Portion of Total Award Eligible to Vest	Target	Status	Evidence of Achievement, if applicable
2015	2015	1/6th of grant	Release font intellectual property for purchase in at least 2 mobile applications that report an aggregate of 100 million active users as of December 31, 2015	Not achieved and shares forfeited
	2015	1/6th of grant	$87.8 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015	Achieved in 2015	$88.1 million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015
	2016	1/3rd of grant	$109.9 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2016, with roll forward to the following year if target not achieved	Achieved in 2017

$102.4 million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2016

$130.6 million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017

(see 2017 directly below)

	2017	1/3rd of grant	$125.2 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017	Achieved in 2017	$130.6 of million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017

2016	2016	1/3rd of grant	$216.3 to $220.5 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2016	Not achieved and shares forfeited

	2017	1/3rd of grant	$251.2 to $256.0 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017	Not achieved and shares forfeited

	2018	1/3rd of grant	$257.9 to $262.9 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2018	Outstanding and not yet measureable

Year of Award	Year of Measurement	Portion of Total Award Eligible to Vest	Target	Status	Evidence of Achievement, if applicable

2017	2017	Up to 100% of grant based on level of performance and then subject to time-based vesting	$243.9 to $256.0 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017	Not achieved

For accounting purposes, the portion of the 2016 award associated with each annual performance target (one-third of the total grant) is deemed granted on the approval date of the Company’s yearly performance target, which for the 2018 yearly performance target was December 20, 2017.

Tax and Accounting Considerations

In 2017, we considered the provisions of Section 162(m) of the Code as then in effect and related Treasury regulations that restricted deductibility of compensation paid to our named executive officers (other than our principal financial officer) to the extent such compensation exceeded $1,000,000 and did not qualify for an exception as commission-based compensation or “qualified performance-based compensation.” In 2017, the management development and compensation committee endeavored to structure compensation to maintain deductibility under Section 162(m) of the Code to the extent practicable while maintaining the ability to provide competitive, compensation program for our named executive officers. Beginning in 2018, recently-enacted tax legislation (1) expands the scope of Section 162(m) such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receive compensation from the Company, and (2) eliminates the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements in effect as of November 2, 2017. Accordingly, any compensation paid to a covered employee in excess of $1,000,000 will be non-deductible going forward. The committee believes that stockholder interests are best served if the committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels that will be deductible, particularly in light of the elimination of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

Compensation Committee Report

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The management development and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the management development and compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the management development and compensation committee,

Pamela F. Lenehan, Chair
Gay W. Gaddis
Roger J. Heinen, Jr.
Timothy B. Yeaton

Summary Compensation Table - Fiscal Years 2017, 2016, and 2015

The table below lists the compensation provided to our named executive officers for the fiscal years ended December 31 indicated above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Scott E. Landers President, Chief Executive Officer and Director	2017 2016 2015	490,000 450,000 375,000	— — —	3,900,349 2,585,088 1,749,616	— — 135,033	490,000 371,250 184,781	21,068 20,723 17,393	4,901,417 3,427,061 2,461,823

Anthony Callini Executive Vice President, Chief Financial Officer, Asst. Secretary and Treasurer (1)	2017	315,000	20,000	1,279,336	—	173,250	21,090	1,808,676

Benjamin W.L. Semmes III Executive Vice President and Chief Revenue Officer	2017 2016 2015	372,000 361,000 175,000	— — —	1,866,851 1,292,522 599,992	— — 2,210,380	241,800 193,586 —	21,324 16,580 177,809	2,501,975 1,863,688 3,163,181

Steven R. Martin Executive Vice President and Chief Technology Officer	2017 2016 2015	318,000 309,000 300,000	— — —	1,243,445 1,034,034 1,080,000	— — 80,664	174,900 140,209 108,405	14,693 65,982 17,594	1,751,038 1,549,225 1,586,663

Janet M. Dunlap Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2017 2016 2015	302,000 293,000 284,898	20,000 12,051 10,000	940,089 689,371 812,794	— — 48,387	166,100 132,949 74,781	17,641 21,541 20,369	1,445,830 1,148,912 1,251,229

(1)	Mr. Callini began employment with the Company on January 1, 2017.
(2)	In 2015, 2016, and 2017, Ms. Dunlap was awarded a discretionary performance bonus. In 2017, Mr. Callini was awarded a discretionary performance bonus.
(3)	The amounts reported in the “Stock Awards” column reflect the fair value on the grant date of the stock award granted during the associated year, determined in accordance with FASB ASC 718. For each fiscal year set forth above, this assumed that it was probable that the entire grant of performance-based restricted stock units awarded to each named executive officer in that year would be earned. See our Annual Report on Form 10-K for the year ended December 31, 2017 for an explanation of the determination of grant date fair value.
(4)	The amounts reported in the “Option Awards” column reflect the fair value on the grant date of the option award granted during the associated year. These values have been determined in accordance with FASB ASC 718 as used to calculate the value of equity awards for purposes of the Company’s financial statements. Options to purchase shares of Common Stock were granted with an exercise price equal to the fair market value on the date of grant. See our Annual Report on Form 10-K for the year ended December 31, 2017 for an explanation of the determination of grant date fair value.
(5)	All amounts reported in the “Non-Equity Incentive Plan Compensation” column were made pursuant to awards under the Incentive Plan for the applicable year. All non-equity, or cash, awards under our Incentive Plan were earned with respect to performance in the fiscal year indicated but were paid out during the first quarter of the following fiscal year.
(6)	The “All Other Compensation” column includes the following:

Name	Year	401(k) or Retirement Matching Program ($)	Life Insurance Policy Premium ($)	Accidental Death and Dismemberment Policy Premium ($)	Other ($)(1)
Scott E. Landers	2017	15,900	480	90	4,598
Anthony Callini	2017	15,519	480	90	5,001
Benjamin W.L. Semmes III	2017	15,900	480	90	4,854
Steven R. Martin	2017	13,606	480	90	517
Janet M. Dunlap	2017	11,630	480	90	5,441

(1)	For Messrs. Landers, Callini and Semmes and Ms. Dunlap, amount shown represents the cost associated with Company-paid executive officer physicals and short- and long-term disability benefit paid by the Company. For Mr. Martin, amount shown represents short- and long-term disability benefit paid by the Company.

Grants of Plan-Based Awards – Fiscal Year 2017

The threshold, target, and maximum payouts under the Incentive Plan listed below were approved by our management development and compensation committee on February 14, 2017. Actual payment amounts under these awards were approved on February 13, 2018. Except as set forth in the footnotes, grants of equity awards listed below were approved by our management development and compensation committee on February 14, 2017, and granted effective as of March 3, 2017.

Name	Grant Date	Grant Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)(6)
				Threshold ($)(2)	Target ($)(3)	Maximum ($) (4)	Threshold (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
Scott E. Landers	3/3/2017 3/3/2017 12/20/2017	2/14/2017 2/14/2017 3/6/2016	(5)	367,500	490,000	980,000	43,553	87,065 16,577	87,065	1,750,007 1,750,007 400,335
Anthony Callini	1/17/2017	12/9/2016	(6)	130,095	173,250	346,500			40,000	846,000 433,336
	3/3/2017	2/14/2017					10,780	21,559
Benjamin W.L. Semmes III	3/3/2017 3/3/2017 12/20/2017	2/14/2017 2/14/2017 3/6/2016	(5)	181,536	241,800	483,600	16,584	33,168 8,289	49,751	999,995 666,677 200,179
Steven R. Martin	3/3/2017 3/3/2017 12/20/2017	2/14/2017 2/14/2017 3/6/2016	(5)	131,334	174,900	349,800	10,780	21,559 6,630	32,338	649,994 433,336 160,115
Janet M. Dunlap	3/3/2017 3/3/2017 12/20/2017	2/14/2017 2/14/2017 3/6/2016	(5)	124,726	166,100	332,200	8,292	16,584 4,420	24,876	500,008 333,338 106,743

(1)	The actual amounts paid under the Incentive Plan with respect to 2017 to Messrs. Landers, Callini, Semmes, Martin and Ms. Dunlap were $490,000, $173,250, $241,800, $174,900, and $166,100, respectively. The actual amounts paid expressed as a percentage of base salary were 100% for Mr. Landers, 55% for Mr. Callini, 65% for Mr. Semmes, 55% for Mr. Martin, and 55% for Ms. Dunlap.
(2)	The threshold cash incentive compensation under our Incentive Plan for 2017 expressed as a percentage of base salary was 75% for Mr. Landers, 48.8% for Mr. Semmes and 41.3% for Messrs. Callini and Martin, and Ms. Dunlap.
(3)	The target cash incentive compensation under our Incentive Plan for 2017 expressed as a percentage of base salary was 100% for Mr. Landers, 65% for Mr. Semmes, and 55% for Messrs. Callini and Martin, and Ms. Dunlap.
(4)	The maximum cash incentive compensation under our Incentive Plan for 2017 expressed as a percentage of base salary was 200% for Mr. Landers, 130% for Mr. Semmes and 110% for Messrs. Callini and Martin, and Ms. Dunlap.
(5)	Awards reported with a Grant Approval Date of March 6, 2016, represent a grant of performance-based restricted stock units approved by the management development and compensation committee on March 3, 2016. For accounting purposes, the portion of the award associated with each annual performance target (one-third of the total grant) is deemed granted on the approval date of the Company’s yearly performance target, which for the 2018 yearly performance target was December 20, 2017. For each named executive officer, the entire grant was reported on a Form 4 on March 9, 2016. The performance-based restricted stock unit grant provides for 25% of one-third of the total grant to vest if the Company achieves 104% of its yearly pre-determined performance target, 50% of one-third of the total grant to vest if the Company achieves 105% of its yearly pre-determined performance target and 100% of one-third of the total grant to vest if the Company achieves 106% of its yearly pre-determined performance target, per year for three consecutive years. If a yearly target is not achieved for the associated fiscal year, all shares that were eligible to vest in such year due to the attainment of the associated target are forfeited.
(6)	Represents an initial stock grant upon hire.
(7)	All equity awards were made under our 2007 Option Plan.
(8)	This column reflects (i) the grant date fair value of each grant of restricted stock, and (ii) the grant date fair value of the performance-based restricted stock units set forth in the Estimated Future Payouts Under Equity Incentive Plan Awards maximum column, in each case determined in accordance with FASB ASC 718. The probable outcome for each performance-based restricted stock unit grant was 100% on the date of grant.

Discussion of Compensation and Grants of Plan-Based Awards – Fiscal Year 2017

All of our named executive officers have employment agreements with us that provide benefits upon the termination of employment, however, these agreements do not include guaranteed compensation amounts that are payable in the ordinary course. The benefits payable under the employment agreements upon a termination of employment are described below under the heading “Potential Payments upon Termination or Change in Control.” No adjustments were made to any plan-based awards that were made to our named executive officers in 2017.

Outstanding Equity Awards at Fiscal Year End – 2017

The following table provides information regarding outstanding equity grants made to our named executive officers as of December 31, 2017.

	Option Awards (1)(7)				Stock Awards (7)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Grant Date	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Number of Shares, Units or Other Rights That Have Not Vested ($)(4)
Scott E. Landers	7,500 30,000 14,062 9,791	0 0 938 4,450	13.73 21.98 30.44 32.96	3/6/2022 3/6/2023 3/14/2024 3/12/2025	938 9,000 8,933 41,961 87,065	(5)	3/14/2014 3/14/2014 3/12/2015 3/7/2016 3/3/2017	22,606 216,900 215,285 1,011,260 2,098,267	16,333 16,577 87,065 16,577	(6)	393,625 399,506 2,098,267 399,506
Anthony Callini	—	—	—	—	40,000		1/17/2017	964,000	21,559		519,572
Benjamin W. L. Semmes III	51,527	40,076	24.13	7/15/2025	10,879 20,981 49,751		7/15/2015 3/7/2016 3/3/2017	262,184 505,642 1,198,999	8,288 33,168 8,289	(6)	199,741 799,349 199,765
Steven R. Martin	25,000 452 22,000 22,000 27,000 14,062 5,847	0 0 0 0 0 938 2,658	15.11 9.26 13.11 13.73 21.98 30.44 32.96	3/31/2018 3/10/2020 3/8/2021 3/6/2022 3/6/2023 3/14/2024 3/12/2025	938 9,000 5,553 16,785 32,338	(5)	3/14/2014 3/14/2014 3/12/2015 3/7/2016 3/3/2017	22,606 216,900 133,827 404,519 779,346	10,000 6,631 21,559 6,630	(6)	241,000 159,807 519,572 159,783
Janet M. Dunlap	5,875 18,000 8,437 3,509	0 0 563 1,594	13.73 21.98 30.44 32.96	3/6/2022 3/6/2023 3/14/2024 3/12/2025	563 9,000 4,894 11,190 24,876	(5)	3/14/2014 3/14/2014 3/12/2015 3/7/2016 3/3/2017	13,568 216,900 117,945 269,679 599,512	6,000 4,421 16,584 4,420	(6)	144,600 106,546 399,674 106,522

(1)	Under the terms of the individual stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(2)	With the exception of the restricted stock awards in footnote 5, under the terms of the restricted stock award agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(3)	Market value is calculated based on the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 29, 2017 (the last trading day in 2017), or $24.10 per share. These shares are subject to the terms of the related restricted stock award agreements.
(4)	Market value is calculated based on the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 29, 2017 (the last trading day in 2017), or $24.10 per share. See the section entitled “Equity Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the performance conditions that must be attained for performance-based restricted stock units to vest.
(5)	Under the terms of the related restricted stock award agreement, 50% of the shares vest on the third anniversary of the grant date and 50% of the shares vest on the fourth anniversary of the grant date.
(6)	Represents the final tranche of a grant of performance shares that was approved by the management development and compensation committee on March 6, 2016. For accounting purposes, the portion of the award associated with each annual performance target (one-third of the total grant) is deemed granted on the approval date of the Company’s yearly performance target, which for the 2018 yearly performance target was December 20, 2017. For each named executive officer, the entire grant was reported on a Form 4 on March 9, 2016.
(7)	All awards were made under our 2007 Option Plan.

Option Exercises and Stock Vested – Fiscal Year 2017

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2007 Option Plan that vested and the amounts realized by the named executive officers upon vesting. No option awards were exercised and no restricted stock units vested in 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Scott E. Landers	53,156	1,079,303
Anthony Callini	—	—
Benjamin W.L. Semmes III	22,553	459,945
Steven R. Martin	30,808	621,884
Janet M. Dunlap	24,242	487,628

(1)	The value realized upon the vesting of shares of restricted stock awards was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting of our Common Stock on the Nasdaq Global Select Market.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have employment agreements with all of our named executive officers that provide certain benefits upon the termination of their employment, including in the event of termination following a change-in-control, as summarized in the chart below:

	Voluntary resignation without Good Reason or termination by the Company for Cause	Termination by the Company without Cause or resignation for Good Reason within 12 months of a Change in Control (1)	Termination by the Company without Cause or resignation for Good Reason (1)	Death or Disability
Base Salary	Base salary earned through the date of resignation or termination, as applicable.	Lump sum payment equal to a percentage of full year base salary. • CEO: 150%. • All other named executive officers: 100%.	Base salary continuation. • CEO: 18 months. • All Other named executive officers: 12 months.	Base salary earned through date of death or disability.

Non-Equity Incentive Plan Compensation	None.	Payment of (i) an annual cash bonus for the year prior to termination (to the extent unpaid), (ii) an amount equal to the executive’s target bonus under the Incentive Plan, pro-rated for the number of days of	Payment of (i) an annual cash bonus for the year prior to termination (to the extent unpaid), and (ii) the amount that the individual would have	None.

	Voluntary resignation without Good Reason or termination by the Company for Cause	Termination by the Company without Cause or resignation for Good Reason within 12 months of a Change in Control (1)	Termination by the Company without Cause or resignation for Good Reason (1)	Death or Disability

employment, and (iii) an amount equal to a multiplier of the named executive officer’s target bonus under the Incentive Plan.

•  CEO’s multiplier: 1.5.

•  All other named executive officers’ multiplier: 1.

been entitled to under the Incentive Plan for the year of termination based upon the Company’s and the individual’s actual performance, pro-rated to the number of days of employment.

Health and Welfare Benefits	None.	Payment of the monthly employer contribution for health insurance. • CEO: 18 months. • All other named executive officers: 12 months.	Payment of the monthly employer contribution for health insurance. • CEO: 18 months. • All other named executive officers: 12 months.	None.

Tax Gross-up	No entitlement to a tax gross-up.	No entitlement to a tax gross-up. In the event that any payments would be subject to the excise tax under Section 4999 of the Code, executives are entitled to either a reduced amount or the full amount of such payments, whichever leaves them in the best net after-tax position.	No entitlement to a tax gross-up.	No entitlement to a tax gross-up.

(1)	Payment of these benefits is subject to the executive’s execution of a separation agreement, including a general release of claims in favor of the Company, and such separation agreement becoming irrevocable, all within 60 days of termination.

In the employment agreements, Cause means:

•	Any act of fraud, gross misconduct or harassment that materially and adversely affects us;

•	Any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us;

•	Commission of, or indictment for (if the indictment has a material adverse effect on us) a felony, or any misdemeanor involving moral turpitude;

•	The commission, in the reasonable judgment of the Board, of an act involving a violation of material procedures or policies of ours;

•	A material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement and such failure continues for 30 days after written notice;

•	Gross negligence or willful misconduct materially related to the executive’s job duties or responsibilities; or

•	A material breach of any of the confidentiality, non-compete or non-solicit obligations under the executive’s employment agreement.

Good Reason means that the executive has complied with the “Good Reason Process” following the occurrence of any of the following:

•	A material diminution in responsibilities, authority or duties;

•	A material diminution in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all senior management employees;

•	A material change in the geographic location at which the executive provides services to us; or

•	The breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within 30 days.

Good Reason Process means:

•	The executive notifies us in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition;

•	The executive cooperates in good faith with our efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

•	Notwithstanding such efforts, the Good Reason condition continues to exist; and

•	The executive terminates his or her employment within sixty days after the end of the Cure Period.

Equity Awards

Upon a Change in Control:

Under our 2007 Option Plan and our 2010 Inducement Stock Plan (the “2010 Inducement Plan”), upon the effective time of any sale event, the 2007 Option Plan and the 2010 Inducement Plan and all awards under such plans will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards.

•	Time-based awards: In the case of a sale event in which awards are not assumed, continued or substituted, all stock options and stock appreciation rights become fully exercisable, all other unvested awards subject to time-based vesting become fully vested and non-forfeitable upon the sale event. In the event of a sale event in which awards are assumed, continued or substituted, such awards vest and become exercisable in full on the date on which the grantee’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) the termination is by us or a successor entity without Cause or by the grantee for Good Reason (each as defined in the 2007 Option Plan or the 2010 Inducement Plan, as applicable).

•	Performance-based awards: The 2007 Option Plan and the 2010 Inducement Stock Plan provide that, in the case of a sale event in which awards are not assumed, continued or substituted, awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the discretion of the administrator of the relevant plan. Performance-based awards issued to our named executive officers in 2015 and 2016 provide that the tranche of shares that would have been eligible to vest for the then-current fiscal year if the Company had achieved the pre-determined performance target(s) associated with such fiscal year will vest upon a sale event. Performance-based awards issued to our named executive officers in 2017 provide that upon a change in control during the performance period (2017), 50% of the performance-based awards will vest, and upon a change in control after the performance period, all shares earned based on performance criteria, but not yet vested, will vest.

Payments upon a Triggering Event

The following table provides information regarding the amounts payable under the employment agreements and plans described above assuming a termination is without Cause or by the named executive officer for Good Reason (other than within 12 months following a Change in Control) and the termination occurred on December 31, 2017.

Name	Base Salary ($)(1)	Continuation of Group Health Plan Benefits ($)(2)	Non-Equity Incentive Plan Payments ($)(3)	Equity Incentive Plan Payments ($)	Total ($)
Scott E. Landers	735,000	30,882	490,000	—	1,255,882
Anthony Callini	315,000	20,588	173,250	—	508,838
Benjamin W.L. Semmes III	372,000	20,588	241,800	—	634,388
Steven R. Martin	318,000	20,881	174,900	—	513,781
Janet M. Dunlap	302,000	—	166,100	—	468,100

(1)	For 2017, all payments of base salary are payable in accordance with our usual payroll policies, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)	For Mr. Landers, the calculation is based on 18 months continued health care coverage as elected during employment, for Messrs. Callini, Semmes and Martin, the calculation is based on 12 months continued health care coverage as elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.
(3)	Represents an amount equal to the named executive officer’s payment under the Incentive Plan for 2017. Such amounts represent the full year non-equity incentive payment because the table assumes that termination occurred on December 31, 2017.

The following table provides information regarding the amounts payable under the employment agreements and plans described above assuming a termination is by us without Cause or by the named executive officer for Good Reason within 12 months following a Change in Control and that such termination occurred on December 31, 2017.

Name	Base Salary ($)(1)	Continuation of Group Health Plan Benefits ($)(2)	Non-Equity Incentive Plan Payments ($)(3)	Equity Incentive Plan Payments ($)(4)	Total ($)
Scott E. Landers	735,000	30,882	1,225,000	6,258,891	8,249,773
Anthony Callini	315,000	20,588	346,500	1,483,572	2,165,660
Benjamin W.L. Semmes III	372,000	20,588	483,600	2,965,915	3,842,103
Steven R. Martin	318,000	20,881	349,800	2,359,076	3,045,757
Janet M. Dunlap	302,000	—	332,200	1,796,125	2,430,325

(1)	All payments of base salary are lump sum payments, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)	For Mr. Landers, the calculation is based on 18 months continued health care coverage as elected during employment, for Messrs. Callini, Semmes and Martin, the calculation is based on 12 months continued health care coverage as elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.
(3)	In 2017, for Mr. Landers, represents an amount equal to two and a half times target cash bonus; for Messrs. Callini, Semmes, Martin, and Ms. Dunlap, represents amount equal to two times target cash bonus. For all named executive officers set forth above, the table assumes that termination occurred on December 31, 2017.
(4)	The next table further describes the equity incentive plan amounts payable in the event of sale event where the options are assumed or continued, unvested awards with time-based vesting conditions have fully vested and all unvested awards with performance target attainment vesting restrictions that were eligible to vest within 12 months of a Change in Control have fully vested.

The following table sets forth the amounts payable to the named executive officers upon a sale event (as defined in the 2007 Option Plan) in which awards are not assumed, continued or substituted.

Name	Number of Shares of Options Vesting due to Change-in- Control (#)(1)	Value of Options Vesting due to Change-in- Control ($)(2)	Number of Shares of Restricted Stock and Restricted Stock Units Vesting due to Change-in- Control (#)(3)	Value of Shares of Restricted Stock and Restricted Stock Units Vesting due to Change-in- Control ($)(4)	Total ($)
Scott E. Landers	5,388	—	259,705	6,258,891	6,258,891
Anthony Callini	—	—	61,559	1,483,572	1,483,572
Benjamin W.L. Semmes III	40,076	—	123,067	2,965,915	2,965,915
Steven R. Martin	3,596	—	97,804	3,045,757	3,045,757
Janet M. Dunlap	2,157	—	74,528	1,796,125	1,796,125

(1)	This number represents 100% vesting of the shares underlying options to purchase our Common Stock that were unvested as of December 31, 2017.
(2)	The value of options not vested has been calculated by taking the difference of the option exercise price listed in the table entitled “Outstanding Equity Awards at Fiscal Year-End 2017” and the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 29, 2017 (the last trading day in 2017), or $24.10, multiplied by the number of unvested shares underlying options to purchase our Common Stock on December 31, 2017. As of December 31, 2017, all unvested options had exercise prices higher than the closing price of a share of our Common Stock on such date.
(3)	This number represents 100% vesting of all shares of restricted stock that were unvested as of December 31, 2017 and vesting of the number of shares of performance-based restricted stock units that were outstanding and eligible to vest in 2017, but unearned as of December 31, 2017.
(4)	The value of restricted stock and performance-based restricted stock unit vesting has been calculated by taking the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 29, 2017 (the last trading day of 2017), or $24.10, multiplied by the number of shares vesting.

All cash severance payments and continuation of benefits would be subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement and a one-year non-solicitation and non-hire agreement, and execute a general release, or, in certain cases an irrevocable release, each in a form reasonably satisfactory to us. We have the right to cancel termination benefits upon failure to materially comply with any of these provisions or the confidentiality provisions included in their employment agreement. Upon the death of a named executive officer, their estate is entitled to any benefits due under any life insurance policy we provide our employees.

Chief Executive Officer to Median Employee Pay Ratio

We believe our executive compensation program must be consistent and equitable in order to motivate our executive and non-executive employees to create stockholder value. Our management development and compensation committee monitors the relationship between the compensation of our named executive officers and the compensation of our non-executive employees and benchmarks the compensation of our named executive officers against a peer group of companies on an annual basis.

In 2017, in order to compare the compensation of our President and CEO to our employees, we reviewed our worldwide employee compensation information (excluding the President and CEO) and identified the median employee based on the following compensation elements:

•	full year annualized base salary (without a cost of living adjustment for non-US employees) for all individuals who were employed by us on December 16, 2017 whether employed on a full-time or part-time basis, but excluding any employee on a leave of absence;

•	full year commissions at target (if employed in a position where commission is part of the overall compensation package) since calculations were being made prior to the end of the year;

•	full year cash incentive bonus at target (if employed in a position where bonus is part of the overall compensation package) since actual bonus determinations were not made until the first quarter of 2018;

•	fair market value of stock awards or stock options granted in fiscal 2017, if any; and

•	discretionary bonus awarded in 2017, if any.

After calculating annual total compensation for our median employee using the same methodology required to calculate the compensation for our named executive officers in the “Summary Compensation Table – Fiscal years 2017, 2016, and 2015”, we determined that the total compensation of our median employee was $81,904. For 2017, the total compensation of our President and CEO as reported in the “Summary Compensation Table – Fiscal Years 2017, 2016, and 2015” was $4,901,417 and the total compensation of our median employee was $81,904, and the ratio of these two amounts was 60:1.

Information about our Independent Registered Public Accounting Firm and Fees Paid

Ernst & Young LLP (“Ernst & Young”) audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 and the Company’s internal control over financial reporting as of December 31, 2017, and has been the Company’s independent registered public accounting firm since 2005. To help ensure continuing auditor independence, the Audit Committee regularly reviews the Company’s independent registered public accounting firm, including members of the senior audit engagement team, and considers whether there should be a regular rotation of the Company’s independent auditor. Accordingly, in February 2018, the Audit Committee began an evaluation of the current independent registered public accounting firm but has not yet completed its evaluation. As such, no auditor is being submitted for ratification at the Annual Meeting. It is expected that representatives of Ernst & Young will attend the Annual Meeting, with the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

2017 and 2016 Audit Fee Summary

During 2017 and 2016, the Company retained Ernst & Young to provide services in the following categories and approximate amounts (in thousands):

	2017 ($)	2016 ($)
Audit fees	1,591	1,755
Audit-related fees	105	25
All other fees	2	2

Audit Fees

Audit fees for the years ended December 31, 2017 and 2016 consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, consents and assistance with and review of documents filed with the SEC and services that are normally provided by Ernst & Young in connection with statutory audits required in regulatory filings.

Audit-Related Fees

Audit-related fees for the years ended December 31, 2017 and 2016 consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported under “Audit Fees.”

All Other Fees

For the years ended December 31, 2017 and 2016, the other fees consist of fees billed related to our Ernst & Young research website membership.

All services provided by Ernst & Young to the Company in 2017 and 2016 were approved by means of specific pre-approvals by the audit committee.

Information Regarding Approval of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the Board and pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chair of the audit committee has been delegated authority to approve audit and non-audit services. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chair must be reported to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if: (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

Audit Committee Report

The audit committee has reviewed and discussed with management and representatives of Ernst & Young, the Company’s independent registered public accounting firm, the Company’s consolidated financial statements for the year ended December 31, 2017. The audit committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. The audit committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

The audit committee also reviewed with Ernst & Young the results of their audit and discussed matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Ernst & Young the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Ernst & Young their independence from management and the Company and has considered and discussed the compatibility of non-audit services provided by Ernst & Young for the Company with that firm’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chair

Roger J. Heinen, Jr.

Pamela F. Lenehan

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted via the Internet or telephone must be received by 11:59 p.m., Eastern, on May 2, 2018.

Vote by Internet

•	Go to www.investorvote.com/TYPE

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR the following Class III directors:

1. Election of three Class III directors to serve until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:

+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Scott E. Landers	☐	☐	☐	02 - Pamela F. Lenehan	☐	☐	☐	03 - Timothy B. Yeaton	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. An advisory approval of the Company’s executive compensation.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1UPX	+

02SM3C

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Company’s Annual Report on Form 10-K are available at http://ir.monotype.com/

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — MONOTYPE IMAGING HOLDINGS INC.

Notice of 2018 Annual Meeting of Stockholders

TO BE HELD AT: COMPANY HEADQUARTERS, 600 UNICORN PARK DRIVE, WOBURN, MA 01801

Proxy Solicited by Board of Directors for Annual Meeting — May 3, 2018

Scott E. Landers and Anthony Callini, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Monotype Imaging Holdings Inc. to be held on May 3, 2018 or at any postponement or adjournment thereof.

If no other indication is made on the reverse side of this form, the proxies shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)